As filed with the Securities and Exchange Commission on October 23, 2008

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PLASTINUM POLYMER TECHNOLOGIES CORP.
 (Exact name of registrant as specified in its charter)

Delaware	3089	20-4255141
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067
(310) 651-9972
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jacques Mot
Chief Executive Officer
Plastinum Polymer Technologies Corp.
10100 Santa Monica Blvd., Suite 300
Los Angeles, CA 90067
(310) 651-9972
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Alan C. Ederer, Esq.
Westerman Ball Ederer Miller & Sharfstein, LLP
170 Old Country Road
Mineola, New York 11501
Telephone: (516) 622-9200
Facsimile: (516) 622-9212

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.01 per share (3)	2,000,000	$0.29	(2)	$580,000	$23

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends and combinations.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and based upon the average of the closing bid and ask prices of our common stock on October 7, 2008 on the OTC Bulletin Board.

(3)	Represents shares of common stock issuable as preferred dividends on outstanding shares of Series B-1 Convertible Preferred Stock held by the selling stockholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Subject to completion
Dated October 23, 2008

PRELIMINARY PROSPECTUS

2,000,000 Shares

Plastinum Polymer Technologies Corp.

Common Stock

The selling stockholders identified on page 31 of this prospectus are offering on a resale basis a total of up to 2,000,000 shares of our common stock issuable as preferred dividends on outstanding shares of Series B-1 Convertible Preferred Stock.  We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock trades on the OTC Bulletin Board under the symbol “PLNU”.  On October 7, 2008, the last sales price of our common stock as reported on the OTC Bulletin Board was $0.30 per share.

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  FOR MORE INFORMATION, SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________, 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	4

NOTE REGARDING FORWARD-LOOKING STATEMENTS	10

DESCRIPTION OF BUSINESS	10

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	15

MANAGEMENT	22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29

MARKET FOR COMMON EQUITY AND RELATED MATTERS	30

USE OF PROCEEDS	31

SELLING STOCKHOLDERS	31

PLAN OF DISTRIBUTION	32

DESCRIPTION OF SECURITIES	35

INTEREST OF NAMED EXPERTS AND COUNSEL	35

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	36

ABOUT THIS PROSPECTUS	36

WHERE YOU CAN FIND MORE INFORMATION	37

VALIDITY OF COMMON STOCK	37

FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus.  This summary may not contain all of the information that may be important to you.  We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision.  All references in this prospectus to “Plastinum”, “we”, “us”, “our” or “our Company” refer to Plastinum Polymer Technologies Corp.

The Company

Plastinum Polymer Technologies Corp. was formed in February of 2000 as NG Plastic, Inc. We changed our name to Plastinum Corp. on May 19, 2006 and to Plastinum Polymer Technologies Corp. on June 26, 2007. Until February 20, 2007, we were a subsidiary of New Generation Holdings, Inc.

We own and develop a patented and proprietary plastic blending technology, whereby various kinds of immiscible plastics can be mixed mechanically into a new polymer compound. The uniqueness of this blending technology stems from its potential cost-effective applications in many fields of the plastic industry, from the recycling of mixed post-consumer plastic scrap to the creation of new thermo plastic compounds.

We believe that our advantage in the recycling sector is our unique capability of taking in the total mixed plastic scrap from complex waste systems, such as the WEEE (waste electrical and electronic equipment) and general household waste and creating new polymer compounds, which we call "Infymers", to compete with virgin polymers. Currently, virtually none of the plastic scrap from the WEEE is being recycled in a responsible manner (approximately 99% is exported or land-filled) and approximately less than 4% of the plastic scrap from household waste is recycled through inefficient and expensive polymer sorting. Also, there currently does not exist a commercial plastic compound developed from pure mixed post-consumer plastic materials. We intend to develop virgin compounds, which we call "Ultrymers", by fusing previously incompatible polymers, creating new unique properties with completely new applications.

We have taken steps to change our previous pilot plant into our first commercial plant in Emmen, the Netherlands, in order to meet the recent demand for our "Infymer" products from WEEE as well as from household waste. Production has begun to deliver products not only in the Netherlands but also to meet the anticipated demand for our products in Asia.

We are also in the process of establishing a joint venture in the United States with a Tampa, Florida based company to open our first commercial plant in the United States.

Our principal executive office is located at 10100 Santa Monica Blvd., Suite 300, Los Angeles, CA 90067. Our telephone number is (310) 651-9972 and our internet address is www.plastinum.com.  Our common stock trades on the OTC Bulletin Board under the symbol “PLNU”.

Recent Developments

Private Placement

From November 2007 through July 2008, the Company issued an aggregate of 61,650 shares of Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”) at a price of $100.00 per share (the “Purchase Price”) to certain non-U.S. investors. The 61,650 shares of Series B-1 Preferred Stock are currently convertible into 16,223,684 shares of Common Stock. In connection with the share issuance, the investors also received warrants exercisable for an aggregate of 4,867,105 shares of the our common stock.

Amendment of Stock Option Plan

On July 1, 2008, at the Annual Meeting of Stockholders of the Company, the stockholders of the Company approved the amendment of the Company’s 2006 Long-Term Incentive Plan for the purpose of increasing the number of shares of Common Stock issuable under the Plan from 20 million to 30 million.

Issuance of Stock Options to Certain Officers of the Company

On April 18, 2008, the Company granted to Jacques Mot, the Company’s President and Chief Executive Officer, and to Nils Berten, the Company’s Chief Operating Officer, options to purchase the Company’s Common Stock under its 2006 Long-Term Incentive Plan. The exercise price for all of the granted Options is $0.30 per share. Mr. Mot was granted 14,400,000 Options and Mr. Berten was granted 6,000,000 Options. The Options expire on 4/18/2013 and, subject to the grantee thereof remaining in the employ of the Company, vest upon the attainment of certain milestones.

Announcements Regarding Commercialization of First Compounds

On March 3, 2008, we announced that we were set to produce top-quality thermoplastic from electronic and electrical waste with the commercialization of our first compounds made from recycled mixed post-consumer plastics and utilizing our proprietary Blendymer technology: the Infinymer Sml 31.1 and the Infinymer Ssl 31.1.

On September 29, 2008, we announced that we entered into a Letter of Intent with Creative Recycling Technologies, LLC, for the establishment of a Joint Venture that will process mixed plastic E-Scrap in Tampa, Florida. The establishment of the Joint Venture is subject to the negotiation and execution of a mutually satisfactory definitive Joint Venture Agreement and related documentation, which the parties intend to enter into by October 31, 2008.

On October 10, 2008, we announced that we received our first order for our newly created Infinymer NSL. As we anticipate orders for our Infymer product, we have taken steps to change our pilot plant in The Netherlands to a production plant. In the meantime, we have shipped our products to Asia and production has begun for delivery of our product to The Netherlands.

For more information on these recent developments, see “DESCRIPTION OF BUSINESS – Recent Developments” beginning on page 12.

Risk Factors

An investment in the shares of our common stock involves a high degree of risk and may not be an appropriate investment for persons who cannot afford to lose their entire investment.  For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this prospectus.

The Offering

The selling shareholders identified on page 31 of this prospectus are offering on a resale basis a total of up to 2,000,000 shares of our common stock issuable from time to time as dividends on outstanding shares of Series B-1 Convertible Preferred Stock held by them.  For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled “Description of Securities.”

Common stock offered	2,000,000

Common stock outstanding before the offering (1)	97,014,088 shares

Common stock outstanding after the offering (2)	99,014,088 shares

Common stock OTCBB trading symbol	PLNU

(1)
Based on the number of shares outstanding as of September 30, 2008, but does not include (i) 16,223,684 shares issuable upon conversion of outstanding shares of preferred stock, (ii) 17,473,439 shares issuable upon exercise of outstanding warrants to purchase our common stock, (iii) 2,000,000 shares issuable upon the exercise of outstanding vested options to purchase our common stock, (iv) 23,800,000 shares issuable upon the exercise of outstanding options to purchase our common stock which have not yet vested and (v) 1,000,000 shares issuable upon conversion of outstanding convertible debt.

(2)
Assumes the issuance of all shares of common stock offered hereby that are issuable as dividends on outstanding shares of Series B-1 Convertible Preferred Stock, but does not include (i) 16,223,684 shares issuable upon conversion of outstanding shares of preferred stock, (ii) 17,473,439 shares issuable upon exercise of outstanding warrants to purchase our common stock, (iii) 2,000,000 shares issuable upon the exercise of outstanding vested options to purchase our common stock, (iv) 23,800,000 shares issuable upon the exercise of outstanding options to purchase our common stock which have not yet vested and (v) 1,000,000 shares issuable upon conversion of outstanding convertible debt.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus.

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk.  An investment in our company is suitable only for the persons who can afford the loss of their entire investment.  Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities. We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise.

Risks Relating to Our Business

Limited Operating History as Stand-Alone Company

Our operating history as an independent public company began on February 20, 2007 with the completion of the spin off by New Generation Holdings, Inc. (“NGH”) of the approximately 94% of our shares of common stock which it owned. We have not yet generated any operating revenue. There can be no assurance that we will generate operating revenue in the future or that we will be able to put in place the financial and administrative structure necessary to operate as an independent public company, or that the development of such structure will not require a significant amount of our management's time and other resources.

Our Board of Directors and Management Own a Significant Amount of Our Common Stock

As of September 30, 2008, our board of directors and management team held approximately 42.2% of our shares of Common Stock on a fully-diluted basis, assuming the exercise or conversion of all outstanding currently exercisable or convertible derivative securities held by them.  These individuals will collectively continue to have significant control over our operations and affairs.

Employees

As of September 30, 2008, we had 15 employees, including Jacques Mot, our Chief Executive Officer, and Nils Berten, our Chief Operating Officer, and through our Dutch subsidiary, Rene Schutte, our Chief Technology Officer, and nine plant employees in The Netherlands. As we grow, we will need to attract an unknown number of qualified employees. This projected increase in personnel is dependent upon our generating revenues and obtaining sources of financing. There is no guarantee that we will be successful in raising the funds required or generating revenues sufficient to fund the projected increase in the number of employees.

Potential Fluctuations In Quarterly Operating Results

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside of our control, including: the demand for products or services we may develop; seasonal trends in purchasing; the amount and timing of capital expenditures and other costs relating to the development of our products; price competition or pricing changes in the industry; technical difficulties or system downtime; general economic conditions, and economic conditions specific to the consumer plastics recycling industry. Our quarterly results may also be significantly impacted by the impact of the accounting treatment of acquisitions, financing transactions or other matters. Particularly, at our early stage of development, such accounting treatment can have a material impact on the results for any quarter. Due to the foregoing factors, among others, it is likely that our operating results will fall below our expectations or those of investors in some future quarter.

Dependence Upon Management

Our future performance and success are dependant upon the efforts and abilities of our management. To a very significant degree, we are dependent upon the continued services of Jacques Mot, our president and chief executive officer. We do not maintain key man life insurance on Mr. Mot.

Lack Of Independent Directors

We do not have a majority of independent directors on our board of directors and we cannot guarantee that our board of directors will have a majority of independent directors in the future. In the absence of a majority of independent directors, our executive officers, which are also principal stockholders and directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between our stockholders and us generally and the controlling officers, stockholders or directors.

Doubt as to Ability to Continue as Going Concern

Our independent certified public accountant has stated in their report included in this filing that we have suffered recurring losses from operations that raise substantial doubt about our ability to continue as a going concern.

The continuation of the Company as a going concern is dependent on our ability to develop revenues and finance our business plan, including among other possibilities, by obtaining financing from outside sources and/or entering into strategic partnerships. From November 2007 through July 2008, we sold $6,165,000 of securities through a private placement of securities. We will need to generate additional funds in order to execute our business plan, namely, expansion through the set-up of two major eScrap Recycling plants, of which one will be in the Netherlands and one will be in the U.S., as well as establishing a mixed plastic household waste recycling line with a capacity of 7000 MT annually. We are currently in the process of evaluating our financing needs and exploring all available financing options in order to fully implement our business plan, including, among others, strategic partnerships with other business entities and debt financing. Management is also attempting to secure ongoing revenue relationships for our products.

Should we be unable to develop revenues or obtain necessary financing, we may have to curtail our operations, which may have a material adverse effect on our financial position and results of operations and our ability to continue as a going concern.

Limitation Of Liability And Indemnification Of Officers And Directors

Our officers and directors are required to exercise good faith and high integrity in our management affairs. Our certificate of incorporation provides, however, that our officers and directors shall have no liability to our stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our certificate of incorporation and bylaws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Management Of Potential Growth

Subject to receipt of financing, we hope to experience rapid growth which, if achieved, will place a significant strain on our managerial, operational, and financial systems resources. To accommodate our current size and manage growth, we must continue to implement and improve our financial strength and our operational systems, and expand.

There is no guarantee that we will be able to effectively manage the expansion of our operations, or that our systems, procedures or controls will be adequate to support our expanded operations, or that we will be able to obtain facilities to support our growth. Our inability to effectively manage our future growth would have a material adverse effect on us.

Disclosure Controls and Procedures

We currently have only 15 employees, including 12 in our Dutch subsidiary. Given our limited personnel and limited resources, we may be unable to maintain effective controls to insure that we are able to make all required public filings in a timely manner. Given similar limited personnel and limited finances, NGH, our parent until February 20, 2007, was not previously able to maintain effective controls to insure that they make all required public filings in a timely manner. If we do not make all public filings in a timely manner, our shares of common stock may be delisted from the OTC Bulletin Board. We could also be subject to regulatory action and/or lawsuits by stockholders.

Quantitative And Qualitative Disclosure About Market Risk

We believe that we do not have any material exposure to interest rate or commodity risks. We are exposed to certain economic and political changes in international markets where we compete, such as inflation rates, recession, foreign ownership restrictions, and trade policies and other external factors over which we have no control.

Our financial results are quantified in U.S. dollars and a majority of our obligations and expenditures with respect to our operations are incurred in Euros, with the balance in U.S. dollars and Swiss franc. Our functional currency has been the Euro. Although we do not believe we currently have any materially significant market risks relating to our operations resulting from foreign exchange rates, due to our limited operations, our lack of revenue and that the Euro and Swiss franc are not highly inflational,, if we enter into financing or other business arrangements denominated in currency other than the U.S. dollars, variations in the exchange rate may give rise to foreign exchange gains or losses that may be significant.

We currently have no material long-term debt obligations other than $500,000 in convertible debt. We do not use financial instruments for trading purposes and we are not a party to any leveraged derivatives.

Risks Relating to Our Common Stock

Resale of Shares Offered by this Prospectus Could Adversely Affect the Market Price of Our Common Stock and Our Ability to Raise Additional Equity Capital

The sale, or availability for sale, of common stock in the public market pursuant to this prospectus may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities.  This prospectus covers the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale up to 2,000,000 shares of our common stock. This figure represents approximately 2.0% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement (assuming the issuance of all of the shares registered hereunder).

When the registration statement that includes this prospectus is declared effective, 2,000,000 shares being offered hereby will be available for resale. The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a large number of shares offered hereby, the selling stockholders will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Resale of Shares Recently Registered Could Adversely Affect the Market Price of Our Common Stock and Our Ability to Raise Additional Equity Capital

During the twelve months ending September 30, 2008, we registered for resale under the Securities Act of 1933, as amended, 13,365,691 shares of our common stock. To the extent that these shares have not yet been resold, their resale in the public market could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because a large number of shares were registered, the selling stockholders will continue to offer those for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from such sales may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Certificate of Incorporation Grants the Board of Directors the Power to Designate and Issue Additional Shares of Common and/or Preferred Stock.

Our authorized capital consists of 260,000,000 shares, of which 250,000,000 are designated as common stock, par value $.01 per share, and 10,000,000 shares are designated as preferred stock, par value $.01 per share.

Our certificate of incorporation grants our Board of Directors authority to, without any action by our stockholders, designate and issue, from our authorized capital, shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby.  Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our stockholders and may dilute our book value.

Lack of Liquid  Trading Market for Common Stock

Although our stock is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “PLNU”, our trading history is limited and the market for our common stock is not liquid as there have been days when our stock did not trade even though it is was quoted.

Limited Market Due To Penny Stock

Our stock differs from many stocks, in that it is considered a penny stock. The Securities and Exchange Commission has adopted a number of rules to regulate penny stocks. These rules include, but are not limited to, Rules 3a5l-l, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because our securities probably constitute penny stock within the meaning of the rules, the rules would apply to our securities and us. The rules may further affect the ability of owners of our stock to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include: control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Furthermore, the penny stock designation may adversely affect the development of any public market for our shares of common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in penny stock is suitable for customers. Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years. Section 15(g) of the Exchange Act, and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stock. Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

This procedure requires the broker-dealer to (i) obtain from the investor information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for the Company's stockholders to resell their shares to third parties or to otherwise dispose of them.

The Trading Price Of Our Common Stock May Decrease Due To Factors Beyond Our Control

The trading price of our common stock will be subject to significant fluctuations in response to numerous factors, including:

•	Variations in anticipated or actual results of operations;
•	Announcements of new products or technological innovations by us or our competitors;
•	Changes in earnings estimates of operational results by analysts;
•	Results of product demonstrations;
•	Inability of market makers to combat short positions on the stock;
•	Inability of the market to absorb large blocks of stock sold into the market;
•	Comments about us or our markets posted on the Internet.

Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

 We Pay No Dividends

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any earnings for funding growth however these plans may change depending upon capital raising requirements.

Sarbanes-Oxley and Federal Securities Laws Reporting Requirements Can Be Expensive

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to shareholders, are significant and may increase in the future.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this Form S-1, in filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company cautions readers not to place undue reliance on any forward looking statements, which speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties. The Company's actual results for future periods could differ materially from those anticipated or projected.

Unless otherwise required by applicable law, the Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

DESCRIPTION OF BUSINESS

Introduction

Plastinum Polymer Technologies Corp. ("we," "us,", “our”, "Plastinum" or “the Company") is a Delaware corporation originally formed under the name NG Plastic, Inc. in February of 2000. We changed our name to New Generation Plastic, Inc. in May of 2000. On May 19, 2006, we changed our name to Plastinum Corp. On June 26, 2007, we changed our name to Plastinum Polymer Technologies Corp. Prior to February 20, 2007, we were a subsidiary of New Generation Holdings, Inc. ("NGH"), which owned approximately 94% of our outstanding common stock. On February 20, 2007, NGH effected a pro rata distribution of our common stock (commonly referred to as a "spin off") pursuant to which each stockholder of NGH received one share of our common stock for each share of NGH owned by such stockholder. As a result, NGH no longer has any ownership interest in us.

We are a development stage company, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7"). We own and develop a patented and proprietary plastic blending technology, whereby various kinds of immiscible plastics can be mixed mechanically into a new polymer compound. The uniqueness of this blending technology stems from its potential cost-effective applications in many fields of the plastic industry, from the recycling of mixed post-consumer plastic scrap to the creation of new thermo plastic compounds.

We believe that our advantage in the recycling sector is our unique capability of taking in the total mixed plastic scrap from complex waste systems, such as the WEEE (waste electrical and electronic equipment) and general household waste and creating new polymer compounds, which we call "Infymers", to compete with virgin polymers. Currently, virtually none of the plastic scrap from the WEEE is being recycled in a responsible manner (approximately 99% is exported or land-filled) and approximately less than 4% of the plastic scrap from household waste is recycled through inefficient and expensive polymer sorting. Also, there currently does not exist a commercial plastic compound developed from pure mixed post-consumer plastic materials. We intend to develop virgin compounds, which we call "Ultrymers", by fusing previously incompatible polymers, creating new unique properties with completely new applications.

We have taken steps to change our previous pilot plant into our first commercial plant in Emmen, the Netherlands, in order to meet the recent demand for our "Infymer" products from WEEE as well as from household waste. Production has begun to deliver products not only in the Netherlands but also to meet the anticipated demand for our products in Asia.

We are also in the process of establishing a joint venture in the United States with a Tampa, Florida based company to open our first commercial plant in the United States.

To date, we have generated no sales revenues, have incurred significant expenses and have sustained significant recurring losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from entering the development stage on April 7, 2003 through June 30, 2008, we have accumulated losses of $10,606,763.

Our common stock trades on the OTC Bulletin Board under the symbol “PLNU”.  On October 7, 2008, the last sales price of our common stock as reported on the OTC Bulletin Board was $0.30 per share.

Our Spin Off

At December 31, 2006, NGH owned approximately 94% of our issued and outstanding equity securities. On January 31, 2007, NGH filed definitive proxy materials (after having originally filed preliminary proxy materials on July 12, 2006) with the SEC for the purpose of, among other things, approving a pro rata distribution (or "spin off") of Plastinum to NGH’s stockholders whereby the stockholders of NGH would receive one share of Plastinum common stock for each share of NGH common stock the stockholder owned. On February 16, 2007, a meeting of NGH’s stockholders was held where all of the matters to be voted upon as set forth in the definitive proxy materials were approved and/or ratified. The spin off of Plastinum was thereafter effected on February 20, 2007 and NGH no longer owns any interest in us or our business.

Our Business

Plastinum Process

We own a patented plastic blending whereby various kinds of immiscible plastics can be mechanically mixed, which enables the production of new homogeneous, commercially usable compounds from a varied stream of otherwise incompatible mixed waste or virgin plastic sources (the “Plastinum Process”).

We believe that the Plastinum Process technology is unique in its ability to combine mixed plastic, including blending different polymers that are normally incompatible, into homogenous compounds (the "Plastinum Compounds") by means of a purely mechanical process. These Plastinum Compounds are created without the use of costly chemical additives, known as compatibilizers, which are typically used to link non-compatible resins.

The core of the Plastinum technology consists of a mechano-chemical chamber that creates in situ compatibilization of otherwise non-compatible polymers, resulting in a continuous mix that offers similar properties as virgin polymers. The process has the ability to mix multiple non-compatible polymers and create new, blended compounds that can be used as ingredients in conventional plastic manufacturing processes.

Market

We believe that our advantage in the recycling sector is our unique capability of taking in the total mixed plastic scrap from complex waste systems, such as the WEEE (waste electrical and electronic equipment) and general household waste and creating new polymer compounds, which we call "Infymers", to compete with virgin polymers. Currently, virtually none of the plastic scrap from the WEEE is being recycled in a responsible manner (approximately 99% is exported or land-filled) and approximately less than 4% of the plastic scrap from household waste is recycled through inefficient and expensive polymer sorting. Also, there currently does not exist a commercial plastic compound developed from pure mixed post-consumer plastic materials. We intend to develop virgin compounds, which we call "Ultrymers", by fusing previously incompatible polymers, creating new unique properties with completely new applications.

We have taken steps to change our previous pilot plant into our first commercial plant in Emmen, the Netherlands, in order to meet the recent demand for our "Infymer" products from WEEE as well as from household waste. Production has begun to deliver products not only in the Netherlands but also to meet the anticipated demand for our products in Asia.

We are also in the process of establishing a joint venture in the United States with a Tampa, Florida based company to open our first commercial plant in the United States.

We believe that our blending technology is unique and can add value particularly in this sector, since it can treat various types of plastic scrap, and it does not require separation of the different polymers. More importantly, we believe that the process is environmentally friendly and can be undertaken on economically viable terms. We believe that the cost to manufacturers or other users of our recycled plastic compound will be lower than comparable virgin materials.

Recent Developments

Private Placement

From November 2007 through July 2008, the Company issued an aggregate of 61,650 shares of Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”) at a price of $100.00 per share (the “Purchase Price”) to certain non-U.S. investors in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to a Securities Purchase Agreement with the investors (the “Purchase Agreement”). The 61,650 shares of Series B-1 Preferred Stock are currently convertible into 16,223,684 shares of Common Stock. Pursuant to the Purchase Agreement, the investors also received warrants exercisable for an aggregate of 4,867,105 shares of the our common stock.

Amendment of Stock Option Plan

On July 1, 2008, at the Annual Meeting of Stockholders of the Company, the stockholders of the Company approved the amendment of the Company’s 2006 Long-Term Incentive Plan for the purpose of, among other things, increasing the number of shares of Common Stock issuable under the Plan from 20 million to 30 million.

Issuance of Stock Options to Certain Officers of the Company

On April 18, 2008, the Company granted to Jacques Mot, the Company’s President and Chief Executive Officer, and to Nils Berten, the Company’s Chief Operating Officer, options to purchase the Company’s Common Stock under its 2006 Long-Term Incentive Plan and pursuant to Option Agreements entered into with each of them (the “Options”). The exercise price for all of the granted Options is $0.30 per share, a price that was designated by the Company as reflective of the approximate average sales price of the Company’s Common Stock as reported by the OTC Bulletin Board over the sixty day period prior to the grant date and was not necessarily reflective of the last sale price per share on the grant date itself.

Mr. Mot was granted 14,400,000 Options and Mr. Berten was granted 6,000,000 Options. The grant to Mr. Mot was subject to the approval of the holders of a majority of the outstanding shares of the Company’s Common Stock (including the Series B Preferred Stock voting on an “as converted” basis and excluding any shares held by Mr. Mot who was not entitled to vote thereon). On July 1, 2008, at the Annual Meeting of Stockholders of the Company, the stockholders of the Company approved the Options grant to Mr. Mot.

The Options expire on April 18, 2013 and, subject to the grantee thereof remaining in the employ of the Company, vest as follows: (a) one-sixth of the Options granted to each of Mr. Mot and Mr. Berten vest on each of the following dates (the “Milestone Attainment Dates”) upon the attainment of each of the following respective milestones (the “Milestones”): (i) on December 31, 2008, if at least one fully operational factory in The Netherlands capable of processing 15,000 tons of eWaste per year at full capacity has been established by the Company, (ii) on December 31, 2009 if at least one fully operational factory in the United States has been established by the Company and (iii) on December 31, 2010 if at least four fully operational factories, including the ones contemplated by the preceding clauses (i) and (ii), have been established by the Company; provided, however, that the Milestones in clauses (i), (ii) and (iii) above may be adjusted by the Compensation Committee of the Company’s Board of Directors at its discretion at the beginning of the respective calendar year, and (b) on such date as the market capitalization of the Company exceeds $300 million and provided that such date occurs on or prior to 4/18/2011, then double the number of Options granted to each of Mr. Mot and Mr. Berten that have already vested and those yet subject to vesting on each Milestone Attainment Date that has not yet occurred will become vested.

Announcements Regarding Commercialization of First Compounds

On March 3, 2008, we announced that we were set to produce top-quality thermoplastic from electronic and electrical waste with the commercialization of our first compounds made from recycled mixed post-consumer plastics and utilizing our proprietary Blendymer technology: the Infinymer Sml 31.1 and the Infinymer Ssl 31.1. The Sml 31.1 is formed by a polystyrenic base and the Ssl 31.1 by a polyolefinic base. Both Blendymer compounds have the advantage that their composition and structure mean they can be used in a variety of ways - not only as new electrical and electronic components, but also in products ranging from piping to furniture, from lighting to sports equipment, from luggage to gardening tools. Further, certain properties of the Infinymers can be adjusted to suit customers' needs.

With regard to our previously announced plans to open our first commercial plant in the United States, on September 29, 2008, we announced that we entered into a Letter of Intent with Creative Recycling Technologies, LLC, for the establishment of a Joint Venture that will process mixed plastic E-Scrap in Tampa, Florida. The establishment of the Joint Venture is subject to the negotiation and execution of a mutually satisfactory definitive Joint Venture Agreement and related documentation, which the parties intend to enter into by October 31, 2008.

On October 10, 2008, we announced that we received our first order for our newly created Infinymer NSL. As we anticipate orders for our Infymer product, we have taken steps to change our pilot plant in The Netherlands to a production plant. In the meantime, we have shipped our products to Asia and production has begun for delivery of our product to The Netherlands.

Competition

Our major competitors consist of companies that purchase mixed plastic waste in order to separate and regrind, which entails a different process from our blending process. The separation process is complex and may result in a large loss of material, which makes that process more costly than our blending process. Also the separation process delivers an unfinished product, whereas the Plastinum Compounds are end products usable within the polymer processing industry without further modification. Therefore, we believe that our main competition will be within the acquisition of waste materials.

Patents

The Plastinum Process is currently protected by U.S. Patent Number 6,107,400 and European Patent Number 92907183.5-2307. To date, we have not been involved in any patent infringement or trade secret actions.

Research and Development

We incurred research and development expenses of $357,451 and $333,127 for the three months ended June 30, 2008 and 2007, respectively, and $964,389 and $503,343 for the six months ended June 30, 2008 and 2007, respectively.

During 2007 and 2006, we spent approximately $1,028,000 and $719,000, respectively, on research and development of the Plastinum technology.

We have incurred research and development expenses of $3,606,503 from April 7, 2003 (date of inception of development stage) through June 30, 2008.

We anticipate expending approximately $1,000,000 towards research and development activities during the next twelve months in connection with the continued development of the Plastinum technology.

Number of Employees

As of September 30, 2008, we had 15 employees, including Jacques Mot, our Chief Executive Officer, and Nils Berten, our Chief Operating Officer, and through our Dutch subsidiary, Rene Schutte, our Chief Technology Officer, and nine plant employees in The Netherlands. We also use independent contractors to fulfill various research and development and administrative functions.

Environmental Matters

We believe that we are in compliance with all current federal, state and EU environmental laws and currently have no costs associated with compliance with environmental laws or regulations. However there can be no assurance that such costs will not be incurred in future to the extent the Plastinum Process technology is exploited.

Dependence On Key Customers; Major Suppliers

We are not dependent on any on or more customers or suppliers.

Legal Proceedings

In the ordinary course of business, we may be involved in legal proceedings from time to time. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position, results of operations or liquidity. We will seek to minimize disputes but recognize the inevitability of legal action in today’s business environment as an unfortunate price of conducting business.

Description of Property

We lease our plant in The Netherlands pursuant to a lease with an annual rental of approximately $84,000. The lease terminates 12 months after notice of termination is given by us or the landlord.
We lease approximately 1,460 square feet of office space at Rue Ceard 6, Geneva, Switzerland, pursuant to a lease with an annual rental of approximately $60,000. The lease is scheduled to terminate on June 30, 2013.

We pay approximately $300 per month for use of a conference room, on an as needed basis, at 10100 Santa Monica Blvd, Los Angeles, CA.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus.  This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

Management's Plan of Operation

The following discussion and analysis provides information which our management believes to be relevant to an assessment and understanding of our results of operations and financial condition. This discussion should be read together with our financial statements and the notes to financial statements, which are included in this report.

Overview

At June 30, 2008, we were pursuing a business plan related to the Plastinum Process described below and were considered to be in the development stage as defined by SFAS No. 7, “ Accounting and reporting by Development Stage Enterprises“. We own and develop a patented proprietary plastic blending technology, whereby various kinds of immiscible plastics can be mixed mechanically into a new polymer compound. The uniqueness of this blending technology stems from its potential cost-effective applications in many fields of the plastic industry, from the recycling of mixed post-consumer plastic scrap to the creation of new thermo plastic compounds.

The Plastinum Process

We own and develop a patented and proprietary plastic blending technology, whereby various kinds of immiscible plastics can be mixed mechanically into a new polymer compound. The uniqueness of this blending technology stems from its potential cost-effective applications in many fields of the plastic industry, from the recycling of mixed post-consumer plastic scrap to the creation of new thermo plastic compounds.

Plastinum’s mission is to commercialize the technology through application in the virgin plastic markets (polymer alloys) and the plastic recycling sector (compounds made from post-consumer mixed plastic scrap).

Plastinum believes its patented proprietary process, the Plastinum technology, is capable of producing homogeneous, commercially usable polymer products from mixed virgin plastic and/or mixed scrap plastic without compatibilizers.

We are currently in the process of implementing our business plan and during October 2006 we opened a pilot plant in the EMMTEC Industry & Business Park, Emmen, The Netherlands. This plant is our showcase for the recycling of the total mixed plastic scrap coming from the WEEE sector (“eScrap”), as well as production of post-consumer mixed plastic from household waste. We have taken steps to change our previous pilot plant into our first commercial plant in Emmen, the Netherlands, in order to meet the recent demand for our "Infymer" products from WEEE as well as from household waste. Production has begun to deliver products not only in the Netherlands but also to meet the anticipated demand for our products in Asia. Additionally, we are in the process of establishing a joint venture with CRS Creative Recycling in Tampa, Florida in order to have our first commercial state of the art plant in the United States to process mixed post-consumer plastic scrap from US “eScrap” streams.

The strategies for commercial implementation of the Plastinum technology range from stand-alone plants, such as the plants described above, to units integrated within an existing plastic processing facility, to leasing arrangements with potential joint-venture partners.

We have received our first order from The Netherlands. Other materials have been shipped to the Far East to enable various customers to continue testing our materials.
We are currently discussing various possibilities for the acquisition of source materials with interested parties in the EU as well as in the U.S. and Asia. The potential acquisition strategies would involve either profit sharing collaboration or the straight purchase of source materials. We have not yet reached agreement with any such parties.

In the EU, it is anticipated that source materials will be purchased from various parties. We are currently discussing supply options with four separate waste processing companies. These companies have preliminarily indicated that they will assist in the organization of the supply of scrap.

Plan of Operation

Our plan of operation for the twelve month period following June 30, 2008 is to:

•	Proceed with research and development for virgin market applications and the development of new virgin compounds.
•	Change our previous pilot plant into our first commercial plant in the EU for the recycling of eScrap, planned for the second half of 2008.
•	Open a commercial plant in the EU for the recycling of mixed plastic scrap from household waste with a processing capacity of 10,000 MT, planned for the first half of 2009.
•	Open a commercial plant in the United States for the recycling of eScrap, planned for 2009.

We currently have budgeted approximately $8,500,000 in cash expenditures for the twelve month period following June 30, 2008, including (1) approximately $1,500,000 to cover our projected general and administrative expense during this period; (2) approximately $1,000,000 for research and development activities; (3) approximately $1,000,000 for a United States plant; and (4) approximately $5,000,000 for an EU plant.

From November 2007 through July 2008, we sold $6,165,000 of securities through a private placement of securities. We will need to generate additional funds in order to execute our business plan, namely, expansion through the set-up of two major eScrap Recycling plants, of which one will be in the Netherlands and one will be in the U.S. We are currently in the process of evaluating our financing needs and exploring all available financing options in order to fully implement our business plan, including, among others, strategic partnerships with other business entities and debt financing. Management is also attempting to secure ongoing revenue relationships for our products. Should we not be able to obtain suitable financing for our business plan, we may have to substantially curtail our proposed expansion.

Our anticipated costs and projected completion dates described above are estimates based upon our current business plan, known resources and market dynamics. Our actual costs or actual project completion dates could vary materially from those projected.  Our management team is continually re-evaluating our core business plan as it relates to our monitoring products and identifying new applications and markets for our technology.  We may at any time decide to terminate our ongoing development plans with respect to products and services if they are deemed to be impracticable or not to be commercially viable.  Further changes to our current business plan could also result, such as the acquisition of new products or services or the decision to manufacture our own products, resulting in a change in our anticipated strategic direction, investments, and expenditures.

Results of Operations

Three Months Ended June 30, 2008 Compared to the Three Months Ended June 30, 2007

Operating losses increased from $681,620 in 2007 to $1,405,675 in 2008. The increase of $724,055 was the result of an increase of $697,708 in general and administrative expenses, from $348,493 in 2007 to $1,046,201 in 2008, and an increase in research and development expenses of $24,324, from $333,127 in 2007 to $357,451 in 2008. The primary components of our general and administrative expenses for each of the quarterly periods are compensation expense, consulting and professional fees and travel expenses. Our general and administrative and research and development expenses have increased as we have continued the development of the Plastinum technology and position ourselves to become a revenue generating company.

Six Months Ended June 30, 2008 Compared to the Six Months Ended June 30, 2007

Operating losses increased from $1,195,536 in 2007 to $2,764,994 in 2008. The increase of $1,569,458 was the result of an increase of $1,105,393 in general and administrative expenses, from $692,193 in 2007 to $1,797,586 in 2008, and an increase in research and development expenses of $461,046, from $503,343 in 2007 to $964,389 in 2008. The primary components of our general and administrative expenses for each of the six month periods are compensation expense, consulting and professional fees and travel expenses. Our general and administrative and research and development expenses have increased as we have continued the development of the Plastinum technology and position ourselves to become a revenue generating company.

Year Ended December 31, 2007 Compared to the Year Ended December 31, 2006

Operating losses increased from $1,933,686 in 2006 to $2,630,936 in 2007. The increase of $697,250 was the result of an increase of $388,308 in general and administrative expenses, from $1,214,246 in 2006 to $1,602,554 in 2007, and an increase in research and development expenses of $308,629, from $719,440 in 2006 to $1,028,069 in 2007. The primary components of our general and administrative expenses are compensation expense, consulting and professional fees and travel expenses. Our expenses have increased as we have continued the development of the Plastinum technology, opened our pilot plant during the fourth quarter of 2006, and continue to position ourselves to become an operating company.

We were a wholly owned subsidiary of NGH through May 24, 2006, and NGH owned approximately 94% of our common stock until February 20, 2007, at which time NGH effected a pro rata distribution of our common stock (commonly referred to as a "spin off") pursuant to which each stockholder of NGH received one share of our common stock for each share of NGH owned by such stockholder. Through June 30, 2006 all of our research and development costs and overhead expenses have been paid or incurred by NGH. Certain overhead and general and administrative expenses have been allocated to us, with the offsetting credit to additional paid-in capital. Allocations of these expenses include officer salaries, accounting and legal fees, rent, and other general office expenses. Management believes that these allocation methodologies are reasonable. The expenses allocated are not necessarily indicative of the expenses that would have been incurred if the Company had been a separate, independent public entity and had managed these functions. We may incur additional general administrative expenses and other costs as a result of operating independently of NGH.

Liquidity and Capital Resources

As of June 30, 2008 we had a working capital deficit of $1,213,625. For the six months ended June 30, 2008, net cash used by operating activities was $1,708,633, resulting primarily from a loss of $2,799,164 partially offset by a non-cash charge of $299,337 for stock based compensation and an increase in accounts payable and accrued expenses of $783,465.

During the first seven months of 2008, we received $4,060,000 in proceeds from the sale of 40,600 shares of our Series B-1 Redeemable Convertible Preferred Stock at a price of $100 per share. Of this amount $1,400,000 was received in March and April and $2,660,000 was received in July. The purchasers also received warrants, exercisable for a five year period, to purchase an aggregate of 3,205,263 shares of our common stock at an initial exercise price of $0.57 per share of common stock.

The Series B-1 Preferred Stock is convertible into shares of common stock at an initial conversion price of $0.38 per share, subject to adjustment for customary anti-dilution provisions. The Series B-1 Preferred Stock accrues dividends at an annual rate of the Wall Street Journal Prime Rate then in effect, but not less than 8% or greater than 10% per year, payable quarterly, either in cash or, at our election, shares of capital stock.

During the first six months of 2008, we repaid $313,130 of net working capital advances received from Mr. Jacques Mot, our president and CEO, to fund operations. As of June 30, 2008, the amount of net unrepaid advances received from Mr. Mot aggregated $179,309. The advances are non-interest bearing.

As of December 31, 2007 we had working capital of $99,884. For the year ended December 31, 2007, net cash used by operating activities was $2,659,346, resulting primarily from a loss of $2,696,030.

During 2007, we received $1,581,151 in proceeds from the exercise of warrants to purchase 4,257,512 shares of our common stock.

During 2007, we received $34,719 in net working capital advances from Mr. Jacques Mot, our president and CEO, to fund operations. As of December 31, 2007, the amount of net unrepaid advances received from Mr. Mot aggregated $492,439. The advances are non-interest bearing

During November and December 2007, we received $2,105,000 in proceeds from the sale of 21,050 shares of our Series B-1 Redeemable Convertible Preferred Stock at a price of $100 per share. Of this amount $1,400,000 was received in March and April and $2,660,000 was received in July. The purchasers also received warrants, exercisable for a five year period, to purchase an aggregate of 1,661,842 shares of our common stock at an initial exercise price of $0.57 per share of common stock.

The Series B-1 Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $0.38 per share, subject to adjustment for customary anti-dilution provisions. The Series B-1 Preferred Stock accrues dividends at an annual rate of the Wall Street Journal Prime Rate then in effect, but not less than 8% or greater than 10% per year, payable quarterly, either in cash or, at our election, shares of capital stock.

Pursuant to the Purchase Agreement, each Investor also received a Warrant (collectively, the “Warrants”), exercisable for a five year period to purchase shares of Common Stock in an amount up to 30% of the shares of Common Stock into which the Series B-1 Preferred Stock purchased by such Investor may be exercised at an initial exercise price of $0.57 per share of Common Stock.

In connection with the Purchase Agreement, we also entered into a Registration Rights Agreement pursuant to which we are obligated to register for resale under the Securities Act the shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock and exercise of the Warrants within ninety days of the Closing under the Purchase Agreement.

As of December 31, 2006 we had a deficit in working capital of $692,612. For the year ended December 31, 2006, net cash used by operating activities was $1,414,477, resulting from a loss of $1,968,718 partially offset by stock based compensation expense of $240,268 and an increase in accounts payable and accrued expenses of $274,305.

During 2006 we received proceeds from convertible loans aggregating $500,000. The loans bear interest at a rate of 8% per annum and are initially convertible into an aggregate of 1,000,000 shares of our common stock. In addition, the lenders received warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.50 per share.

On May 24, 2006, we issued 1,430,000 shares of our common stock to Lombard Odier Deutsch CIE for an aggregate purchase price of $500,500 as a result of a partial exercise of a warrant issued by NGH.

During June and August of 2006, we issued an aggregate of 1,985,584 shares of our common stock in consideration for services provided pursuant to consulting agreements with NGH.

On July 10, 2006, we entered into a Convertible Loan Agreement with Mr. Jacques Mot and a third party pursuant to which we borrowed an aggregate of $500,000. The loans are convertible into an aggregate of 1,000,000 shares of our Common Stock. If not converted earlier, the notes mature on May 31, 2010. In addition, the lenders received warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $.50 per share. On March 14, 2007, the warrants held by the third party were exercised, resulting in the issuance of 600,000 shares of our common stock and proceeds to us of $300,000.

Our current funding has enabled us to open the pilot plant, continue our research and development activities and position ourselves to become a revenue generating company. We anticipate that financing our full long-term business plan will require $1,000,000 for the opening and expansion of the U.S. plant, $5,000,000 for the opening and expansion of the EU plant and $2,000,000 for working capital needs. From November 2007 through July 2008, we sold $6,165,000 of securities through a private placement of securities. We will need to generate additional funds in order to execute our business plan, namely, expansion through the set-up of two major eScrap Recycling plants, of which one will be in the Netherlands and one will be in the U.S. We are currently in the process of evaluating our financing needs and exploring all available financing options in order to fully implement our business plan, including, among others, strategic partnerships with other business entities and debt financing. Management is also attempting to secure ongoing revenue relationships for our products. Should we not be able to obtain suitable financing for our business plan, we may have to substantially curtail our proposed expansion.

In addition to the need for substantial capital in order to implement our business plan and expansion, we currently do not have sufficient capital resources to meet projected cash flow deficits for ongoing operations and we will need additional capital to continue our operations. We will endeavor to raise funds through the sale of equity shares, debt financing and revenues from operations. If we are unable to raise additional capital through debt or equity financings, on terms acceptable to us, and are not successful in generating sufficient liquidity from operations, then this lack of financing would have a material adverse effect on our business, results of operations, liquidity and financial condition.

There can be no assurance that we will generate revenues from operations or obtain sufficient capital on acceptable terms, if at all. Failure to obtain such capital or generate such operating revenues would have a material adverse effect on our financial position and results of operations and our ability to continue as a going concern. Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our plastic services and products. There can be no assurance that additional private or public financings including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Our registered independent certified public accountants have stated in their report, dated March 8, 2008, that the Company's recurring losses raise substantial doubt about the Company's ability to continue as a going concern.

Off Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Critical Accounting Policies and Estimates

Our Management Discussion and Analysis or Plan of Operation is based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America.  The preparation of these consolidated financial statements requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies and pronouncements involve the most complex, difficult and subjective estimates and judgments:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Foreign Currency Translation

The Company translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in the statement of income.

Going Concern

We have not generated any revenue since the date of our inception and, at present, we have insufficient capital on hand to fund our planned operations through 2008. The foregoing matters raise substantial doubt about our ability to continue as a going concern.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  It establishes a fair value hierarchy and expands disclosures about fair value measurements in both interim and annual periods. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Company adopted SFAS 157 on January 1, 2008 which did not have a material impact on its consolidated financial position and results of operations. The Company also adopted the deferral provisions of the Financial Accounting Standards Board Staff Position No. 157-2, which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities until fiscal years beginning after November 15, 2008.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS No. 157 also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices for identical assets and liabilities in active markets;

Level 2 — Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable  in active markets; and

Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company designates cash equivalents as Level 1. As of June 30, 2008, and December 31, 2007, the Company did not have any cash equivalents, therefore there were no assets measured at fair value.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 permits entities to measure eligible assets and liabilities at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company adopted SFAS 159 on January 1, 2008 and did not elect the fair value option which did not have a material impact on its consolidated financial position and results of operations.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141R, Business Combinations, and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements,  an amendment of ARB No. 51.  These new standards significantly change the accounting for and reporting of business combination transactions and noncontrolling interests (previously referred to as minority interests) in consolidated financial statements.  Both standards are effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. These Statements are effective for the Company beginning on January 1, 2009.  The Company is currently evaluating the provisions of FAS 141(R) and FAS 160.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities,  an amendment of FASB Statement No. 133.  This new standard enhances the disclosure requirements related to derivative instruments and hedging activities required by FASB Statement No. 133.  This standard is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company adopted the required provisions of SFAS 161 on January 1, 2008 and the adoption did not have a significant impact on its consolidated financial position and results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this filing:

Name	Age	Position and Offices with the Company
Jacques Mot	51	Chairman of the Board of Directors, President and CEO
Marcel Rokegem	59	Director
Pierre Kladny	46	Director
Robert Scherne	51	Chief Financial Officer
Nils Berten	39	Chief Operating Officer

Jacques Mot served as the Chairman of the Board, President and CEO for New Generation Holdings, Inc. (“NGH”) and Plastinum from April of 1999 to January 24, 2000 and again from February 2002 until the present. Mr. Mot was also a Director of Argenta & Magnum Management Company Ltd. — Gibraltar, a company that was engaged in providing financial advisory services. From 1987 to 1992, Mr. Mot was the General Manager and Director of Iesa Investissements S.A., a portfolio management and investment company, where he handled portfolio and investment management on a confidential basis. Mr. Mot attended the University of Lausanne, Switzerland studying economics from 1976-1979.

Marcel Rokegem has served as a Director of NGH and Plastinum since 1999. As of 1991 he acted as an independent investment consultant. From 1987 to 1991 he was co-founding partner and director of Euro Suisse Securities, a member of the London Stock Exchange. From 1982 to 1987 he was co-founding partner and director of Jesup and Lamont International, an affiliate of Jesup and Lamont Securities Co., a member of the New York Stock Exchange and one of the oldest Wall Street firms. Prior to that Mr. Rokegem was partner in charge of the international department of Biard, Hombergen, Pringiers and Co., a member of the Brussels Stock Exchange. He started his career with Kredietbank in Brussels where he was responsible for international equity trading and sales. He attended the Antwerp Jesuit University where he studied AES (Applied Economic Science). He is a diploma holder from I.S.M.A. and is an officially recognized insurance consultant.

Pierre Kladny has served as a Director of the Company since July 1, 2008.  Since 2006, Mr. Kladny has served as Managing Partner of ValleyRoad Capital SA, a private equity and investment banking boutique in Geneva, Switzerland, of which he was also a founder. Before that, Mr. Kladny was an entrepreneur for 18 years. He joined Lombard Odier Darier Hentsch & CIE (a large Swiss private bank, “LODH”) in 2002 as Senior Vice President conducting mergers and restructurings for the LODH Immunology Biotech Fund, the Minicap Technology Fund and the Renaissance Tech Funds and served on their boards as a member or observer. He also headed the Performance Measurement department at LODH and created the Private Equity Advisory Services department at LODH with CHF800 million under advisory mandate and/or custody. Prior to that, he founded and managed four companies in the technology and consumer goods spaces and as an angel and regular investor he worked with numerous start-ups. Mr. Kladny is registered as a qualified fund manager with the Jersey Financial Services Commission and the equivalent commission in the British Virgin Islands. Mr. Kladny holds a Masters in Science degree from the Swiss Federal Institute of Technology in Lausanne and a Postgraduate degree in industrial accounting from the Swiss French Center for Managerial Studies.

Robert Scherne has provided his services as the interim Chief Financial Officer of NGH and Plastinum since February 2006 on a leased basis through Robert C. Scherne, CPA, PC, a company that specializes in providing financial management personnel to businesses on a temporary basis. Mr. Scherne has been the principal of Robert C. Scherne, CPA, PC, since March 2003. Mr. Scherne served as an officer and Secretary of Forme Capital, Inc. from September 2007 to March 2008, CFO, Secretary and Treasurer of Dentalserve.com from December 2006 until December 2007, and as CFO of UniPro Financial Services, Inc., from September 2005 until November 2006. Prior to 2003, Mr. Scherne was employed as an accountant by Merdinger, Fruchter Rosen and Company from December 1993 to December 2002; by Louis Sturz & Co. and its successor firm Grossman, Russo & Shapiro from July 1986 until November 2002; and by L.H. Frishkoff &Co. and its successor firm A. Uzzo & Co. from July 1978 to June 1986. Mr. Scherne holds a Bachelors of Business Administration degree in Accounting from Pace University (New York City), and is an active member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

Nils Berten began his service as Chief Operating Officer of Plastinum on January 7, 2008.  Prior to that, he was employed by Slokker Sales BV beginning in 2005 where he was responsible for setting up a financial services company for Coldwell Banker Realtors Netherlands and overseeing international real estate investments. From 2004, Mr. Berten has also been the owner of Funhaler, a company that developed a new product for the young consumer. From 2003, he has also been the co-owner of Klaus Vastgoed, a real estate investment company. Prior to that, from 1999 to 2003, he was a franchisee of Financieel Compleet.

The Board of Directors has determined that Mr. Rokegem is “independent” as that term is used in Item 7(d) (3) (iv) of Schedule 14A of the Exchange Act.

No familial relationships exist between any Directors and any Executive Officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as our chief executive officer during the fiscal year ended December 31, 2007, (ii) the most highly compensated individuals (up to two) other than the chief executive officer that served as an executive officer at the conclusion of the fiscal year ended December 31, 2007 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year and (iii) the most highly compensated individuals (up to two) that did not serve as an executive officer at the conclusion of the fiscal year ended December 31, 2007 but who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executive officers”):

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jacques Mot,	2007	390,000	-	-	240,268	(1)	-	-	-	630,268
Chief Executive Officer	2006	283,000	-	-	120,134	(1)	-	-	-	403,134

Robert Scherne,	2007	26,300	-	-	-		-	-	-	26,300
Chief Financial Officer	2006	25,675	-	-	-		-	-	-	25,675

(1)
On July 12, 2006 Mr. Mot was granted a (five) year option to purchase 3,000,000 shares of Plastinum common stock at an exercise price of $0.10 per share. The options vest over a three year period with 1,000,000 options vesting on the first, second and third anniversaries of the grant date. The option grant was valued using the Black Scholes option pricing model assuming a two year life, no expected dividend payments, a volatility of 136% and a risk free rate of 4.9%.

Executive Employment Agreements

New Generation Holdings, Inc. (“NGH”), the Company’s former parent, entered into a Consulting Agreement with Jacques Mot dated July 5, 2000 pursuant to which Mr. Mot receives $27,000 per month for his services to NGH. The Agreement has a one (1) year term with automatic renewal unless terminated by either party. As of January 1, 2005, Mr. Mot became an employee of NGH and Plastinum and until October 31, 2007 he received the same compensation as an employee of NGH and Plastinum as he had received from NGH under his Consulting Agreement.

On December 3, 2007, the Compensation Committee and the Board of Directors of the Company authorized and ratified payment of a base salary of $60,000 per month to Mr. Mot effective November 1, 2007 as compensation for services being provided by him to the Corporation in his capacity as President and Chief Executive Officer of the Corporation. Mr. Mot is be permitted to receive his compensation in the form of shares of the Company’s common stock, at Mr. Mot’s sole election and at any time prior to the payment thereof, at a price per share equal to $0.39 (the average closing bid price of the Company’s common stock on the Over-the-Counter Bulletin Board during October 2007).

Pursuant to an engagement letter with Robert Scherne, CPA, P.C. dated February 10, 2006, NGH and Plastinum retained Robert Scherne as interim Chief Financial Officer on a consulting basis. Pursuant to the terms of the engagement letter, through December 31, 2006, Mr. Scherne was paid at an hourly rate of $150 per hour, $90 of which was payable in cash and $60 of which was payable in restricted shares of NGH common stock. The amount of common stock due to Mr. Scherne was determined on a monthly basis by dividing $60 per billed hour by 50% of the average trading price of NGH common stock for the prior ninety days. As of January 1, 2007, Mr. Scherne has received the equity portion of his compensation in the form of either NGH shares or Plastinum shares, depending upon his efforts for the two entities, utilizing the same formula described above. Mr. Scherne's engagement may be terminated by either party upon notice to the other party. Mr. Scherne also received the number of shares of Plastinum common stock equal to the number of NGH shares earned at December 31, 2006 as a result of the spin off of Plastinum.

On January 3, 2008, Plastinum entered into an Employment Agreement with Mr. Nils Berten pursuant to which Mr. Berten was appointed the Chief Operating Officer of the Company effective January 7, 2008. Pursuant to the Employment Agreement, Mr. Berten will receive an initial base salary of €115,200 per year. The base salary will rise to €163,200 after six months upon the satisfaction of certain conditions. Mr. Berten will also be entitled to a bonus payment of between 25% and 75% of his base salary, dependant on the attainment of performance targets, and will be entitled to receive payments during the term of his employ towards retirement savings as well as other standard benefits. The Employment Agreement may be terminated at any time by either party by providing notice to the other party. However, if Plastinum terminates the Employment Agreement without Cause (as defined in the Employment Agreement), Mr. Berten will be entitled to continue to receive his base salary for a three month period.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information with respect to equity awards outstanding at the conclusion of the fiscal year ended December 31, 2007 for each of the named executive officers:

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Estimated Per Share Market Value at Grant Date if Greater than Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jacques Mot	1,000,000	2,000,000	2,000,000	0.10	0.29	7/10/2011	-	-	-	-

Director Compensation Table

The following table sets forth the compensation of the directors of the Company for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Marcel Rokegem	49,764	-	-	-	-	-	49,764

We do not currently have a compensation plan for members of our Board of Directors for service on our Board of Directors, but we expect that a compensation plan for Directors will be adopted in the future, and Directors are eligible to receive options under our existing long-term stock option incentive plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth, certain information, as of September 30, 2008, regarding beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our current executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class(1)
Jacques Mot(2)	41,572,076	41.6%
Marcel Rokegem	50,000	* %
Robert Scherne	117,579	* %
Nils Berten(3)	800,000	* %
Pierre Kladny	24,000	* %
Lombard Odier Darier Hentsch & CIE(4) Rue de La Coraterie 11 1204 Geneva, Switzerland	7,300,000	7.5%
Richard von Tscharner(5) Rue de La Coraterie 11 1204 Geneva, Switzerland	8,600,000	8.7%
Gommaire Verbruggen(6) Holleblokstraat 33 Scherpenheuvel, Belgium 3270	6,124,200	6.1%
Schroder & Co Banque SA(7) Rue d'Italie 8 1204 Geneva, Switzerland	11,105,263	10.3%
All executive officers and directors as a group (5 persons)	42,563,655	42.5%

* less than 1%

(1)
Shares of common stock subject to warrants or other instruments currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding for computing the number of shares beneficially owned and the percentage of outstanding shares of the class held by a person holding such warrants, but are not deemed outstanding for computing the percentage of any other person.

(2)
Consists of (i) 38,772,076 issued and outstanding shares of common stock, (ii) 400,000 shares issuable upon conversion of a $200,000 convertible loan made by Mr. Mot on July 10, 2006, (iii) immediately exercisable warrants to purchase an additional 400,000 shares of common stock at an exercise price of $0.50 per share, and (iv) 2,000,000 shares issuable upon exercise of immediately exercisable options.  Does not include unvested options issued to Mr. Mot to purchase 15,400,000 shares of common stock.

(3)
Consists of (i) 400,000 issued and outstanding shares of common stock and (ii) immediately exercisable warrants to purchase an additional 400,000 shares of common stock at an exercise price of $0.35 per share. Does not include unvested options issued to Mr. Berten to purchase 6,000,000 shares of common stock.

(4)	Mr. Richard von Tscharner has shared voting control over the shares held by Lombard Odier Darier Hentsch & CIE.

(5)
Richard von Tscharner is an affiliate of Lombard Odier Darier Hentsch & CIE (“LODH”) and has shared voting control over shares and warrants held by LODH. Beneficial ownership consists of (i) 7,300,000 issued and outstanding shares of common stock held by LODH, (ii) 1,000,000 shares issuable upon conversion of Series B-1 Convertible Preferred Stock owned by Mr. von Tscharner and (iii) 300,000 shares issuable upon exercise of an immediately exercisable warrant held by Mr. von Tscharner.

(6)	Includes immediately exercisable warrants to purchase 3,062,100 shares of common stock at a purchase price of $0.35 per share.

(7)
Consists of (i) 10,157,895 shares issuable upon conversion of outstanding shares of Series B-1 Convertible Preferred Stock at a conversion price of $0.38 per share and (ii) immediately exercisable warrants to purchase an additional 947,368 shares of common stock at an exercise price of $0.57 per share. Does not include 2,100,000 shares issuable upon exercise of warrants that are not exercisable until January 30, 2009.

Series B-1 Convertible Preferred Stock

The following table sets forth, certain information, as of September 30, 2008, regarding beneficial ownership of our Series B-1 Convertible Preferred Stock by:

•	each stockholder known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Series B-1 Convertible Preferred Stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our current executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Jacques Mot	0	*	%
Marcel Rokegem	0	*	%
Robert Scherne	0	*	%
Nils Berten	0	*	%
Pierre Kladny	0	*	%
Bernard Droux Rue de La Coraterie 11 1204 Geneva, Switzerland	5,000	8.1%
Richard von Tscharner Rue de La Coraterie 11 1204 Geneva, Switzerland	3,800	6.2%
Schroder & Co Banque SA Rue d'Italie 8 1204 Geneva, Switzerland	38,600	62.6%
All executive officers and directors as a group (5 persons)	0	*	%

* less than 1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has received advances from Mr. Jacques Mot, our President and Chief Executive Officer, for working capital purposes.  As of June 30, 2008 and December 31, 2007, the outstanding amount of such advances was $179,309 and $492,439, respectively.  The advances are non-interest bearing.

Pierre Kladny, a nominee to the Board of Directors, is the Managing Partner of ValleyRoad Capital SA (“ValleyRoad”) and owns 52% of its share capital. Pursuant to an investment advisory agreement with ValleyRoad (the “Investment Advisory Agreement”), a private placement of $6,165,000 of the Company’s securities were sold as of July 31, 2008. Pursuant to the Investment Advisory Agreement, ValleyRoad became entitled to a success fee equal to $279,250 through such private placements arranged by ValleyRoad as well as the payment of ValleyRoad’s out-of-pocket expenses.

There have been no transactions, or series of similar transactions, during 2007, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeded or is expected to exceed $120,000 and in which any director of our company, any executive officer of our company or the bank, any shareholder owning of record or beneficially 5% or more of our common stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest except as otherwise disclosed in this Prospectus (a “Related Person Transaction”).

The Company’s policy with regards to Related Person Transactions requires that where a transaction has been identified as a Related Person Transaction, the independent members of the Board of Directors of the Company must approve or ratify it. Management must present to such independent members of the Board of Directors a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify Related Person Transactions, the Company relies on information supplied by its executive officers and Directors. In considering Related Person Transactions, the independent members of the Board of Directors take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a Director’s independence in the event the related person is a director, immediate family member of a Director or an entity with which a Director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a Director has an interest in the proposed transaction, the Director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a Related Person Transaction, the independent members of the Board of Directors look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as determined by them in the good faith exercise of their discretion.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began trading on the OTC Bulletin Board under the symbol “PLNU” during April 2007. On October 7, 2008, the last sales price of our common stock as reported by the OTC Bulletin Board was $0.30 per share.

The following table sets forth for the periods indicated the high and low sales prices of our common stock for the period from April 1, 2007 through September 30, 2008 as reported by the OTC Bulletin Board.

	High	Low
3rd Quarter 2008, ended 9/30/08	$0.34	$0.08
2nd Quarter 2008, ended 6/30/08	$0.37	$0.20
1st Quarter 2008, ended 3/31/08	$0.37	$0.20
4th Quarter 2007, ended 12/31/07	$0.48	$0.32
3rd Quarter 2007, ended 9/30/07	$0.54	$0.40
2nd Quarter 2007, ended 6/30/07	$0.75	$0.40

As of September 30, 2008, there were 97,014,088 shares of our common stock outstanding, of which 57,650,433 were held by non-affiliates of the Company. As of September 30, 2008, 38,097,123 shares of our common stock were subject to issuance under outstanding options or warrants to purchase, or securities convertible into, our common stock.  As of September 30, 2008, there were 526,316 shares of our common stock issued and outstanding that could be sold under Rule 144 under the Securities Act.

Holders

The number of record holders of our common stock as of September 30, 2008, was approximately 148 based on information received from our transfer agent.  This amount excludes an indeterminate number of shareholders whose shares are held in “street” or “nominee” name.

Dividends

We have not paid any dividends since our inception. We do not anticipate paying dividends on our common stock in the foreseeable future but plan to retain earnings, if any, for the operation and expansion of our business.

Securities Authorized For Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,000,000	$0.10	12,000,000
Equity compensation plans not approved by security holders	-		-
Total	3,000,000		12,000,000

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus.  We would receive gross proceeds in the amount of $3,034,354 assuming the exercise of all the warrants with respect to which the underlying shares are being offered hereby by payment of cash.  To the extent any of the warrants are so exercised, we intend to use the proceeds for general working capital.

SELLING STOCKHOLDERS

For purposes of the table below, beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Each selling stockholder’s percentage of ownership in the following table is based on 97,014,088 shares of common stock issued and outstanding as of September 30, 2008.  Shares of common stock subject to warrants currently exercisable or exercisable within 60 days from September 30, 2008 and shares of common stock issuable upon conversion of shares of preferred stock are deemed outstanding for computing the percentage ownership of the person holding the warrants and/or shares of preferred stock, but are not deemed outstanding for computing the percentage of any other person. Further, the shares of common stock issuable to the selling stockholders as dividends on shares of Series B-1 Convertible Preferred Stock and which are being registered for resale pursuant to this prospectus are not deemed outstanding prior to the offering but are deemed outstanding after the offering.

Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by the selling stockholders pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock split, stock dividend, or similar transaction which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares Beneficially Owned After the Offering” assumes the selling stockholder sells all of its shares covered hereby to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned. The selling stockholders may dispose of all, part or none of their shares.

The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided to us the information regarding their shares of common stock.

The shares of common stock registered hereunder are issuable to the selling stockholders as dividends on shares of Series B-1 Convertible Preferred Stock owned by them which were acquired by them from November 2007 through July 2008 pursuant to a private placement conducted by the Company.

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

	Shares Beneficially Owned Prior to the Offering		Number of Shares	Shares Beneficially Owned After the Offering
Selling Stockholder	Number	Percent	Registered	Number	Percent
Bernard Droux	1,710,526	1.5%	162,206	1,710,526	1.5%
Lamont Inc.	342,105	*	32,441	342,105	*
Costantiono Tassotti	171,053	*	16,221	171,053	*
Alberto Scalea	256,579	*	24,331	256,579	*
Geoerges Bindschedler	342,105	*	32,441	342,105	*
Richard de Tscharner	1,300,000	1.1%	123,277	1,300,000	1.1%
Muriel Rochat	1,026,316	*	97,324	1,026,316	*
Periangelo Bottinelli	855,263	*	81,103	855,263	*
Byfelt Company Limited	855,263	*	81,103	855,263	*
Catherine de Tscharner	342,105	*	32,441	342,105	*
BP de Silva Holding Pte Ltd.	684,211	*	64,882	684,211	*
Schroder & Co Banque SA	11,105,263	9.7%	1,252,230	11,105,263	9.6%

* less than 1%

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by this prospectus on behalf of the selling stockholders.  As used in this prospectus, “selling stockholders” include donees, pledges, transferees and other successors in interest selling shares received from the selling stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer.  All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders.

Sales of shares of common stock offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions):

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•
short sales (notwithstanding that short sales made by the selling stockholders prior to the effectiveness of the registration statement may be a violation of Section 5 of the Securities Act if the shares are effectively sold prior to the effectiveness of the registration statement);

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices.  Any of these transactions may or may not involve brokers or dealers.  Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.  In the event any selling stockholder engages a broker-dealer or other person to sell the shares offered hereby, the names of such agents and the compensation arrangements will be disclosed in a post-effective amendment to the registration statement to which this prospectus relates, which must be filed prior to any such sales.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

We will not receive any of the proceeds from this offering.  Upon any exercise of warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any selling stockholders that are broker-dealers are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with the sale of shares offered hereby.  Other selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable as dividends on outstanding shares of Series B-1 Convertible Preferred Stock, there will be 99,014,088 shares of our common stock issued and outstanding.  In addition, there will be (i) 16,223,684 shares of common stock issuable upon conversion of outstanding shares of preferred stock, (ii) 17,473,439 shares of common stock issuable upon exercise of outstanding warrants, (iii) 2,000,000 shares of common stock issuable upon the exercise of outstanding vested options, (iv) 23,800,000 shares issuable upon the exercise of outstanding options to purchase our common stock which have not yet vested and (v) 1,000,000 shares of common stock issuable upon conversion of outstanding convertible debt. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions under the Securities Act are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act.  Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided, in the case of sales by an affiliate, that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to the availability of current public information about our Company and, with respect to affiliates, certain notice requirements.  After one year has elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.  Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of September 30, 2008, there were 97,014,088 shares of common stock issued and outstanding. In addition, there were outstanding (i) 61,650 shares of Series B-1 Convertible Preferred Stock convertible into 16,223,684 shares of our common stock, (ii) warrants immediately exercisable or exercisable within the next sixty days for the purchase of 17,473,439 shares of our common stock, (iii) options immediately exercisable for the purchase of 2,000,000 shares of our common stock, (iv) options exercisable for the purchase of 23,800,000 shares of our common stock which have not yet vested and are not yet exercisable and (v) convertible debt convertible into 1,000,000 shares of our common stock.

Common Stock

All holders of common stock have one vote per share on all matters submitted to a vote of stockholders.   Holders of Series B-1 Convertible Preferred Stock also have one vote per share of common stock into which the Series B-1 Convertible Preferred Stock could be converted.  Stockholders do not have rights to cumulate their votes in the election of directors under our bylaws or applicable provisions of the General Corporation Law of the State of Delaware.

The holders of common stock have the right to receive dividends, when and if declared, by our Board of Directors out of funds legally available therefor. We have never paid any cash dividends on our common stock. We presently intend to retain earnings, if any, to finance our operations, and therefore do not anticipate paying any cash dividends in the future. If we liquidate, holders of our common stock would share ratably in any assets available for distribution to stockholders after payment of all our obligations.

Holders of our common stock are not entitled to any preemptive rights. All outstanding shares of common stock are fully paid and non-assessable.

Antitakeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation

Provisions of Delaware law and our certificate of incorporation could discourage takeover attempts. These include the following:

Delaware Antitakeover Law . We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholders for a period of three years from the date the stockholder became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner provided in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of the corporation's outstanding voting stock.

Our Right to Issue Preferred Stock. Our Certificate of Incorporation grants our Board of Directors authority to, without any action by our stockholders, issue preferred stock with voting rights or preferences that could prevent or discourage unsolicited takeover attempts.

INTEREST OF NAMED EXPERTS AND COUNSEL

As of September 30, 2008, affiliates of Westerman Ball Ederer Miller & Sharfstein, LLP, our outside legal counsel, owned 163,963 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted under the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and By-Laws indemnifying all directors, officers and control persons against all expenses and liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and By-Laws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on our behalf, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for (i) any breach of the director’ s duty of loyalty to us or our stockholders, (ii) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends, or (iv) any transaction from which the director derived an improper personal benefit. These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m.. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports and other information regarding companies that, like us, file information electronically with the SEC.  Upon written request delivered to Plastinum Polymer Technologies Corp., Attn:  Jacques Mot, CEO, 10100 Santa Monica Blvd., Suite 300, Los Angeles, CA 90067, we will send to any securityholder a copy of our annual report, complete with audited financial statements, at no charge to the securityholder.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Westerman Ball Ederer Miller & Sharfstein, LLP, of Mineola, New York.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(formerly known an Plastinum Corp.)

INDEX TO FINANCIAL STATEMENTS

Page
For the Fiscal Year Ended December 31, 2007

Report of Independent Registered Public Accounting Firm RBSM LLP	F-2

Consolidated Balance Sheet as of December 31, 2007 and 2006	F-3

Consolidated Statements of Losses for the Years ended December 31, 2007 and 2006 and the period from April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2007	F-4

Consolidated Statements of Deficiency in Stockholders’ Equity as of December 31, 2007 and 2006 and the period from April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2007
F-5

Consolidated Statements of Cash Flows for Years ended December 31, 2007 and 2006 and the period from April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2007	F-7

Notes to Consolidated Financial Statements	F-8

For the Six Months Ended June 30, 2008

Condensed Consolidated Balance Sheet as of June 30, 2008	F-18

Condensed Consolidated Statements of Operations for the Nine Months ended June 30, 2008 and 2007 and the period from April 7, 2003 (date of inception as a development stage enterprise) to June 30, 2008
F-19

Condensed Consolidated Statement of Deficiency in Stockholders’ Equity as of June 30, 2008 and the period from April 7, 2003 (date of inception as a development stage enterprise) to June 30, 2008	F-20

Condensed Consolidated Statements of Cash Flows for the Nine Months ended June 30, 2008 and 2007 and the period from April 7, 2003 (date of inception as a development stage enterprise) to June 30, 2008
F-22

Notes to Condensed Consolidated Financial Statements	F-23

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors
Plastinum Polymer Technology Corp.
New York, New York

We have audited the accompanying consolidated balance sheet of Plastinum Polymer Technology Corp. ("Company"), a development stage Company, as of December 31, 2007 and 2006, and the related consolidated statements of losses, deficiency in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2007 and for the period April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Plastinum Polymer Technology Corp. as of December 31, 2007, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2007 and from April 7, 2003 (date of inception as a development stage enterprise ) to December 31, 2007 in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP
Certified Public Accountants

New York, New York
March 8, 2008

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006
Assets

Current assets:
Cash	$925,000	$39,413
Prepaid expense	3,465	-
Value added tax refunds receivable	78,064	-

Total current assets	1,006,529	39,413

Equipment, net	7,208	-

Advances receivable - former parent	192,042	8,454

Total assets	$1,205,779	$47,867

Liabilities and deficiency in stockholders' equity

Current liabilities:

Accounts payable	$235,028	$255,127
Accrued salary	120,000	-
Accrued interest	59,178	19,178
Due to stockholder	492,439	457,720

Total current liabilities	906,645	732,025

Convertible notes payable, net of discount of $77,920 and $110,953	422,080	389,047

Total liabilities	1,328,725	1,121,072

Redeemable preferred stock, Series B; par value $.01 per share; 120,000 shares authorized, 21,050 shares issued and outstanding, net (Face value $2,105,000)	1,523,597	-

Deficiency in stockholders' equity:

Preferred stock, undesignated, par value $.01 per share; 9,880,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $.01 per share; 250,000,000 shares authorized, 96,953,722 and 53,413,844 shares issued and outstanding, respectively	969,537	534,139
Additional paid-in capital	9,465,997	7,730,537
Other comprehensive income	(52,496)	(4,330)
Accumulated deficit prior to development stage	(4,221,982)	(4,221,982)
Deficit accumulated during the development stage	(7,807,599)	(5,111,569)

Total deficiency in stockholders' equity	(1,646,543)	(1,073,205)

Total liabilities and deficiency in stockholders' equity	$1,205,779	$47,867

See accompanying notes to these consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF LOSSES

			Cumulative Period from April 7, 2003 (date of inception as a development stage enterprise) to
	Years ended December 31,		December 31,
	2007	2006	2007

Operating expenses:
General and administrative expenses	$1,602,554	$1,214,246	$4,957,256
Depreciation and amortization	313	-	108,103
Research and development	1,028,069	719,440	2,642,114

Total operating expenses	2,630,936	1,933,686	7,707,473

Loss from operations	(2,630,936)	(1,933,686)	(7,707,473)

Interest expense, net	(65,094)	(35,032)	(100,126)

Loss before provision for income taxes	(2,696,030)	(1,968,718)	(7,807,599)

Provision for income taxes	-	-	-

Net loss	(2,696,030)	(1,968,718)	(7,807,599)

Accretion of preferred dividends and discount	(56,034)	-	(56,034)

Net loss attributable to common shareholders	$(2,752,064)	$(1,968,718)	$(7,863,633)

Net loss per common share, basic and diluted	$(0.03)	$(0.04)

Weighted average shares outstanding	88,024,357	51,846,549

Comprehensive loss:
Net loss	$(2,696,030)	$(1,968,718)
Foreign currency translation loss	(48,166)	(4,330)

Comprehensive loss	$(2,744,196)	$(1,973,048)

See accompanying notes to these consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY

						Accumulated Deficit
					Additional	Prior to	During	Other
	Common Stock		Common Stock to be Issued		Paid-in	Development	Development	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	Income	Deficiency

Balance, December 31, 2002	49,998,260	$499,983	-	$-	$3,829,789	$(4,196,122)	$-	$-	$133,650

Net loss from January 1, 2003 to April 7, 2003	-	-	-	-	-	(25,860)	-	-	(25,860)

Balance, April 7, 2003	49,998,260	499,983	-	-	3,829,789	(4,221,982)	-	-	107,790

Contribution of capital by parent	-	-	-	-	24,300	-	-	-	24,300

Net loss	-	-	-	-	-	-	(101,880)	-	(101,880)

Balance, December 31, 2003	49,998,260	499,983	-	-	3,854,089	(4,221,982)	(101,880)	-	30,210

Contribution of capital by parent	-	-	-	-	488,427	-	-	-	488,427

Net loss	-	-	-	-	-	-	(518,637)	-	(518,637)

Balance, December 31, 2004	49,998,260	499,983	-	-	4,342,516	(4,221,982)	(620,517)	-	-

Contribution of capital by parent	-	-	-	-	2,522,334	-	-	-	2,522,334

Net loss	-	-	-	-	-	-	(2,522,334)	-	(2,522,334)

Balance, December 31, 2005	49,998,260	499,983	-	-	6,864,850	(4,221,982)	(3,142,851)	-	-

Contribution of capital by parent	-	-	-	-	32,375	-	-	-	32,375

Exercise of warrants, May 24, 2006	1,430,000	14,300	-	-	486,200	-	-	-	500,500

Issuance of stock for parent liabilities liabilities, June and August, 2006	1,985,584	19,856	-	-	(19,856)	-	-	-	-

Stock based compensation	-	-	-	-	240,268	-	-	-	240,268

Warrants issued with convertible notes	-	-	-	-	126,700	-	-	-	126,700

Currency translation adjustment	-	-	-	-	-	-	-	(4,330)	(4,330)

Net loss	-	-	-	-	-	-	(1,968,718)	-	(1,968,718)

Balance, December 31, 2006	53,413,844	534,139	-	-	7,730,537	(4,221,982)	(5,111,569)	(4,330)	(1,073,205)

Exercise of warrants, February 9, 2007	-	-	50,020	500	17,007	-	-	-	17,507

Issuance of shares upon conversion of former parent preferred stock- issued pursuant to spin off, March 6, 2007	38,672,076	386,720	-	-	(386,720)	-	-	-	-

See accompanying notes to these consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY

Exercise of warrants, March 9, 2007	-	-	360,000	3,600	122,400	-	-	-	126,000

Exercise of warrants, March 14, 2007	600,000	6,000	-	-	294,000	-	-	-	300,000

Exercise of warrants, April - June, 2007	-	-	1,853,203	18,532	631,081	-	-	-	649,613

Cashless exercise of warrants, June, 2007	-	-	30,600	306	(306)	-	-	-	-

Shares physically issued, August, 2007	2,293,823	22,938	(2,293,823)	(22,938)	-	-	-	-	-

Exercise of warrants, August, 2007	1,079,289	10,793	-	-	366,958	-	-	-	377,751

Cashless exercise of warrants, August, 2007	254,881	2,549	-	-	(2,549)	-	-	-	-

Shares issued pursuant to spin off	68,851	688	-	-	(688)	-	-	-	-

Shares issued for services	27,072	271	-	-	8,149	-	-	-	8,420

Exercise of warrants, October and November, 2007	315,000	3,150	-	-	107,130	-	-	-	110,280

Cashless exercise of warrants, November, 2007	228,886	2,289	-	-	(2,289)	-	-	-	-

Warrants issued with redeemable convertible preferred stock	-	-	-	-	208,462	-	-	-	208,462

Beneficial conversion feature of redeemable convertible preferred stock	-	-	-	-	308,725	-	-	-	308,725

Stock based compensation	-	-	-	-	120,134	-	-	-	120,134

Accretion of preferred discount	-	-	-	-	(31,502)	-	-	-	(31,502)

Accretion of preferred dividends	-	-	-	-	(24,532)	-	-	-	(24,532)

Currency translation adjustment	-	-	-	-	-	-	-	(48,166)	(48,166)

Net loss	-	-	-	-	-	-	(2,696,030)	-	(2,696,030)

Balance, December 31, 2007	96,953,722	$969,537	-	$-	$9,465,997	$(4,221,982)	$(7,807,599)	$(52,496)	$(1,646,543)

See accompanying notes to these consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Cumulative Period from April 7, 2003 (date of inception as a development stage enterprise) to
	Years ended December 31,		December 31,
	2007	2006	2007

Cash flows from operating activities:
Net loss	$(2,696,030)	$(1,968,718)	$(7,807,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	128,554	240,268	368,822
Amortization of debt discount	33,033	15,747	48,780
Net expenses paid by parent	-	32,375	3,067,436
Depreciation and amortization	313	-	108,103
Increase in value added tax refund receivable	(78,064)	-	(78,064)
Increase in prepaid expense	(3,465)		(3,465)
Increase in advance receivable	(183,588)	(8,454)	(192,042)
Increase in accounts payable and accrued expenses	139,901	274,305	414,206

Cash used in operating activities	(2,659,346)	(1,414,477)	(4,073,823)

Cash flows from financing activities Purchase of equipment	(7,521)	-	(7,521)

Cash flows from financing activities
Proceeds from exercise of warrants	1,581,151	500,500	2,081,651
Proceeds from sale of redeemable preferred stock	1,984,750	-	1,984,750
Proceeds from sale of convertible notes	-	500,000	500,000
Advances from stockholder	34,719	457,720	492,439

Cash provided by financing activities	3,600,620	1,458,220	5,058,840

Effect of exchange rate changes on cash	(48,166)	(4,330)	(52,496)

Net increase in cash	885,587	39,413	925,000
Cash, beginning of period	39,413	-	-
Cash, end of period	$925,000	$39,413	$925,000

Supplemental disclosure of non-cash financing activities:

Accrued liabilities settled in common stock	$3,290	$633,595
Value attributed to warrants issued with redeemable preferred stock	208,462	-
Value attributed to warrants issued with debt	-	126,700
Beneficial conversion feature of redeemable preferred stock	308,725	-
Accretion of discount on redeemable preferred stock	31,502	-
Accretion of dividend on redeemable preferred stock	24,532	-

See accompanying notes to these consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Business and Basis of Presentation

Plastinum Polymer Technologies Corp. (“we”, “us”,“our company“, “our”,  “Plastinum” or the “Company” ) (formerly Plastinum Corp.) was formed under the laws of the State of Delaware in 2000. We are a development stage company, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, and we are currently developing a proprietary technology designed to process and blend two or more discrete plastic polymers. The technology is in the final stages of testing and, when testing is completed, the technology will be marketed primarily in the United States.

To date, we have generated no sales revenues, have incurred significant expenses and have sustained losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from entering the development stage on April 7, 2003 through December 31, 2007, we have accumulated losses of $7,807,599.

We were a wholly owned subsidiary of New Generation Holdings, Inc. (“NGH”) through May 24, 2006, and NGH owned approximately 94% of our common stock until February 20, 2007, at which time NGH effected a pro rata distribution of our common stock (commonly referred to as a “spin off”), pursuant to which each stockholder of NGH received one share of our common stock for each share of NGH owned by such stockholder.

Through June 30, 2006, all of our research and development costs and overhead expenses had been paid or incurred by NGH. Certain overhead and general and administrative expenses had been allocated to us, with the offsetting credit to additional paid-in capital. As our parent, NGH had paid all of our expenses through June 30, 2006, and does not expect repayment of those expenditures. There had been no cap limiting the amount of capital contributions to be provided by NGH.

The consolidated financial statements include the accounts of Plastinum its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in the consolidated financial statement.

Certain information in our financial statements relating to the results of operations and financial condition was derived from the historical financial statements of NGH, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Various allocation methodologies were employed to allocate the expenses incurred by NGH on the Company’s behalf. Allocation is done on either a specific identification basis or a proportional cost allocation basis. Allocations of these expenses include officer salaries, accounting and legal fees, rent, consulting fees and other general office expenses. Management believes that these allocation methodologies are reasonable and, based on the allocation methods, believes that all costs of doing business have been reflected in the historical financial statements of Plastinum. The expenses allocated are not necessarily indicative of the expenses that would have been incurred if Plastinum had been a separate, independent public entity and had managed these functions. We may incur additional general administrative expenses, and other costs as a result of operating independently of NGH.

The accompanying financial statements include the following expenses incurred by NGH through June of 2006 on behalf of the Company. Summarized results of the allocated expenses are as follows:

	2006	For the Period April 7, 2003 (Date of Inception of Development Stage) through December 31, 2006
Net transfer from NGH - beginning of the period	$3,035,061	$-
Net transactions with NGH:
Reimbursements	(199,225)	(199,225)
Proceeds from exercise of warrants	(500,500)	(500,500)
Product development	252,589	1,147,194
Officer and other compensation	213,274	891,174
Rent	6,489	29,159
Audit and legal services	123,835	313,495
Other general and administrative	135,913	1,386,139
Loss for period, funded by NGH	732,100	3,767,161

Net transfer from NGH - end of the period	$3,067,436	$3,067,436

The nature and amounts of expenses stranded on NGH’s stand alone financial statements through June 30, 2006 are as follows:

	2006	For the Period April 7, 2003 (Date of Inception of Development Stage) through December 31, 2006

Officer and other compensation	40,500	423,200
Rent	5,243	13,321
Audit and legal services	93,552	150,769
Consulting	-	349,031
Other general and administrative	43,668	117,461
Interest and finance costs	6,472,670	8,153,651

NGH stand alone expense	$6,655,633	$9,207,433

Going Concern

The financial statements have been prepared on a going concern basis, and do not reflect any adjustments related to the uncertainty surrounding our recurring losses or accumulated deficit.

We have had substantial net losses of $2,696,030 and $1,968,718 for the years ended December 31, 2007 and 2006, respectively and, until recently, have had no sources of financing except for that provided by NGH. These factors raise substantial doubt about our ability to continue as a going concern.

The continuation of the Company as a going concern is dependent on our ability to develop revenues and to obtain financing from outside sources. The Company is currently a party to an investment advisory agreement with Valley Road Capital whose purpose is to arrange a private placement of up to $12,000,000 of the Company's securities. During November 2007, the Company sold $2,105,000 of securities through that private placement. While the Company is currently in discussions with additional prospective purchasers with respect to the private placement securities, there can be no assurance that any additional private placement securities will in fact be sold. Management is also attempting to secure ongoing revenue relationships for our products. We are currently developing a proprietary technology designed to process and blend two or more discrete plastic polymers. The technology is in the final stages of testing and, when testing is completed, the technology will be marketed primarily in the United States. Should we be unable to develop revenues or obtain necessary financing, we may have to curtail our operations, which may have a material adverse effect on our financial position and results of operations and our ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Income Taxes

Deferred income taxes are provided for using the asset and liability method for financial reporting purposes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Product Development Costs

Product development costs include expenses incurred by the Company for research, design and development of our proprietary technology and are charged to operations as incurred.

Plastinum incurred research and development expenses of $1,028,069, $719,440 and $2,642,114 for the years ended December 31, 2007 and 2006, and from April 7, 2003 (date of inception of development stage) through December 31, 2007, respectively.

Liquidity

As shown in the accompanying financial statements, we incurred net losses of $2,696,030 and $1,968,718 for the years ended December 31, 2007 and 2006, respectively. For the period from inception of development stage through December 31, 2007, we have accumulated losses of $7,807,599. Consequently, our operations are subject to all risks inherent in the establishment of a new business enterprise.

Cash Equivalents

For purposes of the statements of cash flows, we consider all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. We maintain our cash in bank deposit accounts which, at times, may exceed insured limits. We have not experienced any losses in our accounts.

Comprehensive Income

SFAS 130, “Reporting Comprehensive Income,” establishes standards for the reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes gains and losses on foreign currency translation adjustments and is included as a component of stockholders' equity.

Foreign Currency Translation

The Company translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in the statement of income.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limits.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Loss Per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive. There were 31,332,650 common share equivalents at December 31, 2007 and 32,586,570 at December 31, 2006. For the years ended December 31, 2007 and 2006, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Stock-Based Compensation

We account for our share-based compensation under the provisions of FASB Statement No. 123(R), “Share-Based Payment”, (“FAS 123R”). We adopted FAS 123R as of January 1, 2006, using the modified prospective application method. We did not have any unvested amounts of stock based compensation grants issued and outstanding at the date of implementation.

Property and Equipment

We record our equipment at historical cost. We expense maintenance and repairs as incurred. Depreciation is provided for by the straight-line method over three years, the estimated useful lives of the property and equipment.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), to define fair value and establish a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and to expand disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Prior to this Statement, there were different definitions of fair value and limited guidance for applying those definitions in GAAP. A single definition of fair value, together with a framework for measuring fair value, should result in increased consistency and comparability in fair value measurements. The expanded disclosures about the use of fair value to measure assets and liabilities should provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods with those fiscal years. Early adoption is permitted. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). This statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected must be recognized in earnings as incurred and not deferred. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows

In December 2007, the FASB issued FAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51" ("FAS No.160"). FAS No.160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. FAS No. 160 is effective for the Company in fiscal years beginning October 1, 2009. The Company does not expect that the adoption of this standard will have a material impact on its financial position, operations or cash flows

NOTE B - CAPITAL STOCK AND STOCKHOLDER’S EQUITY

As of December 31, 2005 we were authorized to issue 1,000 shares of common stock with a par value of $.01 per share. On May 19, 2006 we effected a stock split of 49,998.26 to 1. After the split, there were 49,998,260 common shares outstanding, all then held by NGH. After the stock split, we issued an aggregate of 3,415,584 shares for common stock to consultants and pursuant to the exercise of warrants. On July 5, 2006, we amended our certificate of incorporation to increase our authorized shares to 260,000,000, 250,000,000 common and 10,000,000 preferred.

All references to share and per share amounts in these financial statements have been retroactively adjusted to reflect the stock split.

Since the reestablishment of development stage operations, our operations had been funded by our former parent, NGH, through June, 2006. NGH retained the proceeds received from the exercise of warrants into our common stock on May 24, 2006. These proceeds aggregated $500,500. We have allocated certain overhead expenses paid by NGH to our operations. All funds expended by NGH on our behalf have been recorded as additional paid-in capital.

In anticipation of the spinoff transaction described in Note A, NGH amended its existing common stock purchase warrants, to permit, at the holder's election, the exercise of the warrants to purchase shares of our common stock or NGH common stock. The Plastinum shares issuable upon exercise of warrants will be issued in the same amounts and for the same exercise price as the warrants for shares of NGH. The total number of NGH warrants exercisable into Plastinum common stock is 17,745,750 at December 31, 2007, with a weighted average exercise price of $0.35 per share.

We entered into a debt exchange agreement with our president and chief executive officer, Jacques Mot and NGH dated as of December 7, 2005. Pursuant to the debt exchange agreement, Mr. Mot received a convertible promissory note in the original principal amount of $753,304 representing outstanding amounts owed to him under his consulting agreement with NGH. The convertible promissory note bore interest at a rate of 10% per annum. The Convertible Promissory Note was convertible into shares of our Preferred Stock or the Preferred Stock of NGH. On July 10, 2006, Mr. Mot converted the outstanding principal and accrued interest under the Convertible Promissory Note into 528,630 shares of NGH Preferred Stock pursuant to an Election to Convert and Amendment to Debt Exchange Agreement among NGH, Plastinum and Mr. Mot. Upon the closing of the spin off of Plastinum, the shares of Preferred Stock automatically converted into 38,672,076 shares of NGH Common Stock. As a result of the effectiveness of the spin off, Mr. Mot received 38,672,076 shares of our Common Stock on February 20, 2007.

During the year ended December 31, 2007, we issued 600,000 shares of common stock upon the exercise of warrants issued with our convertible debt. Gross proceeds from the exercises were $300,000.

During the year ended December 31, 2007, we issued 3,657,512 shares of common stock upon the exercise of warrants and received proceeds of $1,281,151. Also, certain warrant holders elected to exercise their warrants pursuant to the cashless exercise provision of the warrants. As a result, warrants to purchase an aggregate of 3,183,308 shares were exercised on a “cashless” basis into 514,367 shares of our common stock.

On March 7, 2007, we issued warrants to purchase an aggregate of 1,985,584 shares of common stock of either NGH or Plastinum at an exercise price of $0.35 per share. These warrants were issued pursuant to consulting agreements entered into with NGH. The associated expense had been recorded in the year ended December 31, 2005.

On March 27, 2007, 3,000,000 common stock options previously issued to an employee were cancelled upon the termination of employment of such employee.

On April 5, 2007, we issued 68,851 shares of common stock in connection with the spin off described in Note A.

On April 5, 2007, we issued 27,072 shares of common stock, valued at $8,420, as compensation for services. Of this amount, $3,290 had been accrued at December 31, 2006.

On May 24, 2006, we issued 1,430,000 shares of our common stock to Lombard Odier Deutsch of CIE, for an aggregate purchase price of $500,500 (or $0.35 per share). The issuance reflected partial exercise of a warrant issued by NGH.

On June 20, 2006, we issued an aggregate of 1,270,737 shares of common stock in consideration for services provided pursuant to consulting agreements with NGH.

On July 10, 2006, we issued options to purchase 3,000,000 shares of common stock to each of two employees. The options vest over a three year period with 1,000,000 options vesting on each of the first second and third anniversaries of the grant date. The options have an exercise price of $0.10 per share and expire five years after date of grant. The options have been valued at $1,441,609 on the grant date using the Black-Scholes model. The assumptions used in the Black-Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 136%, (3) risk-free interest rate of 4.9%, (4) expected life of 2 years and (5) estimated fair value of Plastinum common stock of $0.29 per share. The compensation expense is being recorded over the vesting period.

On August 1, 2006, we issued an aggregate of 714,847 shares of common stock in consideration for services provided pursuant to consulting agreements with NGH.

NOTE C – REDEEMABLE PREFERRED STOCK AND WARRANT UNIT OFFERING

We have designated 120,000 shares of preferred stock as Series B convertible preferred stock, which may be issued in one or more sub-series, and have authorized the issuance of 23,550 shares of Series B-1 convertible preferred stock. The Series B-1 Preferred Stock is convertible into shares of our common Stock at an initial conversion price of $0.38 per share, subject to adjustment for customary anti-dilution provisions. Plastinum may, on or after November 1, 2008 and upon at least 30 days notice, redeem the Series B-1 Preferred Stock in full at the purchase price plus any accrued but unpaid dividends, subject to the holder’s conversion rights. Conversely, in the event of a change of control (as defined in the purchase agreement), or at the holder’s option at any time on or after November 1, 2010 and upon 45 days notice from a holder to Plastinum, we are required to redeem the Series B-1 Preferred Stock for the purchase price plus any accrued but unpaid dividends. The Series B-1 Preferred Stock accrues dividends at an annual rate of the Wall Street Journal Prime Rate then in effect, but not less than 8% or greater than 10% per annum, payable quarterly, either in cash or, at our election, shares of our common stock.

During November and December 2007, we sold 21,050 units in a private placement, with each unit consisting of 1 share of our Series B-1 convertible preferred stock and approximately 79 common share purchase warrants, at a price of $100 per unit. Each warrant is exercisable for a period of five years, with an exercise price of $0.57. The total purchase price was $2,105,000 and the proceeds to our company, net of expenses, were approximately $1,985,000. Since the Series B-1 convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock, net of discount and accumulated dividends, has been classified as temporary equity on the balance sheet at December 31, 2007.

In accordance with Emerging Issues Task Force (“EITF”) No.00-27, “Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain Convertible Instruments”, a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled $208,462 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $308,725 to the Series B-1 preferred shares based upon the difference between the effective conversion price of those shares and the closing price of our common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows:  (1) dividend yield of 0%; (2) expected volatility of 116%, (3) weighted average risk-free interest rate of 4%, and (4) expected life of 1 year as the conversion feature and warrants are immediately exercisable. The expected term of the warrants represents the estimated period of time until exercise and is based on historical experience of similar awards and giving consideration to the contractual terms. The amounts attributable to the warrants and beneficial conversion feature, aggregating $517,187, have been recorded as a discount and deducted from the face value of the preferred stock. Since the preferred stock is classified as temporary equity, we are amortizing the discount over the period from issuance to October 31, 2010 (the initial redemption date) as a charge to additional paid-in capital (since there is a deficit in retained earnings). The charge to additional paid in capital for 2007 was $31,502.

As of December 31, 2007, we have accrued dividends in the amount of $24,532. The accrued dividends have been added to the carrying value of the preferred stock and have been charged to additional paid-in capital (since there is a deficit in retained earnings).

NOTE D - INCOME TAXES

We have adopted SFAS No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, our parent has utilized all expenses paid on our behalf through December 31, 2006. Therefore, we have no unused net operating losses or deferred tax assets as of that date.

Net operating losses for tax purposes of approximately $311,000 at December 31, 2007 are available for carryover. The net operating losses will expire in 2027. We have provided a 100% valuation allowance for the deferred tax benefit resulting from the net operating loss carryover due to our limited operating history. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the year ended December 31, 2007 follows:

Significant components of deferred tax assets and liabilities are as follows:

2007

Deferred tax assets:
Net operating loss carryforward	106,000
Valuation allowance	(106,000)

Net deferred tax assets	$-

Statutory federal income tax rate	-34%
State income taxes, net of federal taxes	0%
Valuation allowance	34%

Effective income tax rate	0%

NOTE E - RELATED PARTY TRANSACTIONS

On December 3, 2007, the Compensation Committee and the Board of Directors of the Registrant authorized and ratified payment of a base salary of $60,000 per month effective November 1, 2007 to Jacques Mot as compensation for services being provided by him to the Corporation in his capacity as President and Chief Executive Officer of the Corporation. Mr. Mot will be permitted to receive his compensation in the form of shares of the Registrant’s common stock, at Mr. Mot’s sole election and at any time prior to the payment thereof, at a price per share equal to $0.39 (the average closing bid price of the Registrant’s common stock on the Over-the-Counter Bulletin Board during October 2007).

As of December 31, 2007 and 2006, advances payable to our president aggregated $492,439 and $457,720, respectively. These advances are for working capital purposes. The advances are non interest bearing.

Our president has also purchased $200,000 of the convertible notes described in Note F which are convertible into 400,000 shares of our common stock and also received warrants to purchase 400,000 shares of our common stock with an exercise price of $0.50 per share.

NOTE F - CONVERTIBLE NOTES PAYABLE

On July 10, 2006, we entered into a Convertible Loan Agreement with Mr. Mot and a third party pursuant to which we borrowed an aggregate of $500,000. The loans are convertible into an aggregate of 1,000,000 shares of our common stock. If not converted earlier, the notes mature on May 31, 2010. In addition, the lenders received warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.50 per share. In accordance with EITF 00-27, a portion of the proceeds was allocated to the warrants based on their relative fair value, which totaled $126,700 using the Black-Scholes option pricing model. The remaining balance was allocated to the convertible notes. The assumptions used in the Black-Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 136%, (3) risk-free interest rate of 4.9%, (4) expected life of 2 years and (5) estimated fair value of Plastinum common stock of $0.29 per share. The expected term of the warrants represents the estimated period of time until exercise and is based on historical experience of similar awards and giving consideration to the contractual terms. The debt discount is being amortized over the term of the notes. During 2007 and 2006, amortization as interest expense amounted to $33,033 and $15,747, respectively. We have determined that there was no beneficial conversion feature attributable to the convertible notes.

NOTE G - WARRANTS AND STOCK OPTIONS

Employee Stock Options

Transactions involving our stock options issued to employees are summarized as follows:

	2007		2006
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	6,000,000	$0.10	—	$—
Granted during the period	—	—	6,000,000	0.10
Exercised during the period	—	—	—	—
Terminated during the period	(3,000,000)	0.10	—	—
Outstanding at end of the period	3,000,000	$0.10	6,000,000	$0.10
Exercisable at end of the period	1,000,000	$0.10	—	$—

During 2007 and 2006, we recognized $120,134 and $240, 268, respectively, in compensation cost related to stock options. Compensation cost related to nonvested options of $360,402 at December 31, 2007 will be recognized over the next 1.5 years.

At December 31, 2007, the aggregate intrinsic value of options vested and expected to vest was $750,000. Aggregate intrinsic value represents the difference between the Company’s closing stock price on the last trading day of the fiscal period, which was $0.35 as of December 31, 2007, and the exercise price, multiplied by the number of options outstanding. The intrinsic value of options exercisable at December 31, 2007 was $250,000.

Warrants

Transactions involving our warrant issuances are summarized as follows:

	2007		2006
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding at beginning of the period	25,586,570	$0.36	—	$—
Granted during the period	3,647,426	0.45	27,016,570	0.35
Exercised during the period	(7,440,820)	0.36	(1,430,000	0.35
Terminated during the period	—	—	—	—
Outstanding at end of the period	21,793,176	$0.37	25,586,570	$0.36
Exercisable at end of the period	21,793,176	$0.37	25,586,570	$0.36

The number and weighted average exercise prices of our options and warrants outstanding as of December 31, 2007 is as follows:

Range of Exercise Prices	Remaining Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price
$0.10	3,000,000	3.5	$0.10
$0.25	200,000.3		$0.25
$0.35	19,531,334	1.2	$0.35
$0.50 - $0.57	2,061,842	4.7	$0.56

NOTE H - COMMITMENTS

We lease our plant in The Netherlands pursuant to a lease with an annual rental of approximately $84,000. The lease is scheduled to terminate on April 19, 2008, but renewable for consecutive 12 month periods at our option. We occupy our office facilities pursuant to month-to-month leases. Rent expense for 2007 and 2006 was $98,525 and $25,968, respectively.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2008 (Unaudited) AND DECEMBER 31, 2007

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets:
Cash	$167,861	$925,000
Prepaid expense	5,419	3,465
Value added tax refunds receivable	59,935	78,064

Total current assets	233,215	1,006,529

Equipment, net	114,861	7,208

Security deposit	16,031	-
Advances receivable - former parent	230,497	192,042

Total assets	$594,604	$1,205,779

Liabilities and deficiency in stockholders' equity

Current liabilities:

Accounts payable	$653,177	$235,028
Accrued salary	535,231	120,000
Accrued interest	79,123	59,178
Due to stockholder	179,309	492,439

Total current liabilities	1,446,840	906,645

Bank guarantee payable	16,031	-
Convertible notes payable, net of discount of $61,448 and $77,920	438,552	422,080

Total liabilities	1,901,423	1,328,725

Redeemable preferred stock, Series B; par value $.01 per share; 120,000 shares authorized, 35,050 and 21,050 shares issued and outstanding, respectively, net (Face value $3,505,000 and $2,105,000, respectively)	2,990,548	1,523,597

Deficiency in stockholders' equity:

Preferred stock, undesignated, par value $.01 per share; 9,880,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $.01 per share; 250,000,000 shares authorized, 97,014,088 and 96,953,722 shares issued and outstanding, respectively	970,141	969,537
Additional paid-in capital	9,627,919	9,465,997
Other comprehensive income	(66,682)	(52,496)
Accumulated deficit prior to development stage	(4,221,982)	(4,221,982)
Deficit accumulated during the development stage	(10,606,763)	(7,807,599)

Total deficiency in stockholders' equity	(4,297,367)	(1,646,543)

Total liabilities and deficiency in stockholders' equity	$594,604	$1,205,779

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,		Cumulative Period from April 7, 2003 (date of inception as a development stage enterprise) to June 30,
	2008	2007	2008	2007	2008
Operating expenses:
General and administrative expenses	$1,046,201	$348,493	$1,797,586	$692,193	$6,754,842
Depreciation and amortization	2,023	-	3,019	-	111,122
Research and development	357,451	333,127	964,389	503,343	3,606,503

Total operating expenses	1,405,675	681,620	2,764,994	1,195,536	10,472,467

Loss from operations	(1,405,675)	(681,620)	(2,764,994)	(1,195,536)	(10,472,467)

Interest expense, net	(17,896)	(18,209)	(34,170)	(36,208)	(134,296)

Loss before provision for income taxes	(1,423,571)	(699,829)	(2,799,164)	(1,231,744)	(10,606,763)

Provision for income taxes	-	-	-	-	-

Net loss	(1,423,571)	(699,829)	(2,799,164)	(1,231,744)	(10,606,763)

Accretion of preferred dividends and discount	(127,845)	-	(224,720)	-	(280,754)

Net loss attributable to common shareholders	$(1,551,416)	$(699,829)	$(3,023,884)	$(1,231,744)	$(10,887,517)

Net loss per common share, basic and diluted	$(0.02)	$(0.01)	$(0.03)	$(0.02)

Weighted average shares outstanding	97,014,088	94,415,271	96,992,541	79,702,434

Comprehensive loss:
Net loss	$(1,423,571)	$(699,829)	$(2,799,164)	$(1,231,744)
Foreign currency translation loss	382	(4,690)	(14,186)	(10,400)

Comprehensive loss	$(1,423,189)	$(704,519)	$(2,813,350)	$(1,242,144)

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
(Unaudited)

						Accumulated Deficit
			Common Stock		Additional	Prior to	During	Other
	Common Stock		to be Issued		Paid-in	Development	Development	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	Income	Deficiency

Balance, December 31, 2002	49,998,260	$499,983	-	$-	$3,829,789	$(4,196,122)	$-	$-	$133,650

Net loss from January 1, 2003 to April 7, 2003	-	-	-	-	-	(25,860)	-	-	(25,860)

Balance, April 7, 2003	49,998,260	499,983	-	-	3,829,789	(4,221,982)	-	-	107,790

Contribution of capital by parent	-	-	-	-	24,300	-	-	-	24,300

Net loss	-	-	-	-	-	-	(101,880)	-	(101,880)

Balance, December 31, 2003	49,998,260	499,983	-	-	3,854,089	(4,221,982)	(101,880)	-	30,210

Contribution of capital by parent	-	-	-	-	488,427	-	-	-	488,427

Net loss	-	-	-	-	-	-	(518,637)	-	(518,637)

Balance, December 31, 2004	49,998,260	499,983	-	-	4,342,516	(4,221,982)	(620,517)	-	-

Contribution of capital by parent	-	-	-	-	2,522,334	-	-	-	2,522,334

Net loss	-	-	-	-	-	-	(2,522,334)	-	(2,522,334)

Balance, December 31, 2005	49,998,260	499,983	-	-	6,864,850	(4,221,982)	(3,142,851)	-	-

Contribution of capital by parent	-	-	-	-	32,375	-	-	-	32,375

Exercise of warrants, May 24, 2006	1,430,000	14,300	-	-	486,200	-	-	-	500,500

Issuance of stock for parent liabilities liabilities, June and August, 2006	1,985,584	19,856	-	-	(19,856)	-	-	-	-

Stock based compensation	-	-	-	-	240,268	-	-	-	240,268

Warrants issued with convertible notes	-	-	-	-	126,700	-	-	-	126,700

Currency translation adjustment	-	-	-	-	-	-	-	(4,330)	(4,330)

Net loss	-	-	-	-	-	-	(1,968,718)	-	(1,968,718)

Balance, December 31, 2006	53,413,844	534,139	-	-	7,730,537	(4,221,982)	(5,111,569)	(4,330)	(1,073,205)

Exercise of warrants, February 9, 2007	-	-	50,020	500	17,007	-	-	-	17,507

Issuance of shares upon conversion of former parent preferred stock-issued pursuant to spin off, March 6, 2007	38,672,076	386,720	-	-	(386,720)	-	-	-	-

Exercise of warrants, March 9, 2007	-	-	360,000	3,600	122,400	-	-	-	126,000

Exercise of warrants, March 14, 2007	600,000	6,000	-	-	294,000	-	-	-	300,000

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
(Unaudited)

Exercise of warrants, April - June, 2007	-	-	1,853,203	18,532	631,081	-	-	-	649,613

Cashless exercise of warrants, June, 2007	-	-	30,600	306	(306)	-	-	-	-

Shares physically issued, August, 2007	2,293,823	22,938	(2,293,823)	(22,938)	-	-	-	-	-

Exercise of warrants, August, 2007	1,079,289	10,793	-	-	366,958	-	-	-	377,751

Cashless exercise of warrants, August, 2007	254,881	2,549	-	-	(2,549)	-	-	-	-

Shares issued pursuant to spin off	68,851	688	-	-	(688)	-	-	-	-

Shares issued for services	27,072	271	-	-	8,149	-	-	-	8,420

Exercise of warrants, October and November, 2007	315,000	3,150	-	-	107,130	-	-	-	110,280

Cashless exercise of warrants, November, 2007	228,886	2,289	-	-	(2,289)	-	-	-	-

Warrants issued with redeemable convertible preferred stock	-	-	-	-	208,462	-	-	-	208,462

Beneficial conversion feature of redeemable convertible preferred stock	-	-	-	-	308,725	-	-	-	308,725

Stock based compensation	-	-	-	-	120,134	-	-	-	120,134

Accretion of preferred discount	-	-	-	-	(31,502)	-	-	-	(31,502)

Accretion of preferred dividends	-	-	-	-	(24,532)	-	-	-	(24,532)

Currency translation adjustment	-	-	-	-	-	-	-	(48,166)	(48,166)

Net loss	-	-	-	-	-	-	(2,696,030)	-	(2,696,030)

Balance, December 31, 2007	96,953,722	969,537	-	-	9,465,997	(4,221,982)	(7,807,599)	(52,496)	(1,646,543)

Shares issued for services	21,656	217	-	-	5,173	-	-	-	5,390

Cashless exercise of warrants, March 30, 2008	38,710	387	-	-	(387)	-	-	-	-

Warrants issued with redeemable convertible preferred stock	-	-	-	-	80,238	-	-	-	80,238

Beneficial conversion feature of redeemable convertible preferred stock	-	-	-	-	2,281	-	-	-	2,281

Stock based compensation	-	-	-	-	299,337	-	-	-	299,337

Accretion of preferred discount	-	-	-	-	(119,052)	-	-	-	(119,052)

Accretion of preferred dividends	-	-	-	-	(105,668)	-	-	-	(105,668)

Currency translation adjustment	-	-	-	-	-	-	-	(14,186)	(14,186)

Net loss	-	-	-	-	-	-	(2,799,164)	-	(2,799,164)

Balance, June 30, 2008 (unaudited)	97,014,088	$970,141	-	$-	$9,627,919	$(4,221,982)	$(10,606,763)	$(66,682)	$(4,297,367)

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months ended June 30,		Cumulative Period from April 7, 2003 (date of inception as a development stage enterprise) to June 30,
	2008	2007	2008

Cash flows from operating activities:
Net loss	$(2,799,164)	$(1,231,744)	$(10,606,763)
Adjustments to reconcile net loss to net
cash used in operating activities:
Stock based compensation	299,337	5,130	668,159
Amortization of debt discount	16,472	16,381	65,252
Net expenses paid by parent	-	-	3,067,436
Depreciation and amortization	13,537	-	121,640
Increase in value added tax refund receivable	18,129	-	(59,935)
Increase in prepaid expense	(1,954)		(5,419)
Increase in advance receivable	(38,455)	(105,713)	(230,497)
Increase in accounts payable and accrued expenses	783,465	30,744	1,197,671

Cash used in operating activities	(1,708,633)	(1,285,202)	(5,782,456)

Cash flows from financing activities
Purchase of equipment	(121,190)	-	(128,711)

Cash flows from financing activities
Proceeds from exercise of warrants	-	1,093,120	2,081,651
Proceeds from sale of redeemable preferred stock	1,400,000	-	3,384,750
Proceeds from sale of convertible notes	-	-	500,000
Advances from stockholder	(313,130)	211,134	179,309

Cash provided by financing activities	1,086,870	1,304,254	6,145,710

Effect of exchange rate changes on cash	(14,186)	(10,400)	(66,682)

Net increase in cash	(757,139)	8,652	167,861
Cash, beginning of period	925,000	39,413	-
Cash, end of period	$167,861	$48,065	$167,861

Supplemental disclosure of non-cash financing activities:

Accrued liabilities settled in common stock	$5,390	$-
Value attributed to warrants issued with redeemable preferred stock	80,238	-
Beneficial conversion feature of redeemable preferred stock	2,281	-
Accretion of discount on redeemable preferred stock	119,052	-
Accretion of dividend on redeemable preferred stock	105,668	-
Security deposit guarantee provided by bank	16,031	-

See accompanying notes to these unaudited condensed consolidated financial statements.

PLASTINUM POLYMER TECHNOLOGIES CORP.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

JUNE 30, 2008

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Business

Plastinum Polymer Technologies Corp. (“we”, “us”, “our company“, “our”,  “Plastinum” or the “Company” ) (formerly Plastinum Corp.) was formed under the laws of the State of Delaware in 2000. We are a development stage company, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7, and we are currently developing a proprietary technology designed to process and blend two or more discrete plastic polymers. The technology is being marketed worldwide. The Company has reached an understanding with its first material customer with final terms being negotiated.

To date, we have generated no sales revenues, have incurred significant expenses and have sustained losses. Consequently, our operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from entering the development stage on April 7, 2003 through June 30, 2008, we have accumulated losses of $10,606,763.

We were a wholly owned subsidiary of New Generation Holdings, Inc. (“NGH”) through May 24, 2006, and NGH owned approximately 94% of our common stock until February 20, 2007, at which time NGH effected a pro rata distribution of our common stock (commonly referred to as a “spin off”), pursuant to which each stockholder of NGH received one share of our common stock for each share of NGH owned by such stockholder.

The consolidated financial statements include the accounts of Plastinum and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in the consolidated financial statement.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements as of June 30, 2008 and for the six month periods ended June 30, 2008 and 2007 and from date of inception as development stage enterprise (April 7, 2003) to June 30, 2008 have been prepared by Plastinum pursuant to the rules and regulations of the Securities and Exchange Commission, including Form 10-Q and Regulation S-X. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. The company believes that the disclosures provided are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2007 as disclosed in the company's 10-KSB for that year as filed with the SEC, as it may be amended.

The results of the three and six months ended June 30, 2008 are not necessarily indicative of the results to be expected for the pending full year ending December 31, 2008.

Going Concern
The financial statements have been prepared on a going concern basis and do not reflect any adjustments related to the uncertainty surrounding our recurring losses or accumulated deficit.

We have had substantial net losses of $1,423,571 and $2,799,164 for the three and six month periods ended June 30, 2008, respectively, and have a working capital deficit of $1,213,625 at June 30, 2008. These factors raise substantial doubt about our ability to continue as a going concern.

We are currently developing a proprietary technology designed to process and blend two or more discrete plastic polymers. The technology is being marketed worldwide.

The continuation of the Company as a going concern is dependent on our ability to develop revenues and finance our business plan, including among other possibilities, by obtaining financing from outside sources and/or entering into strategic partnerships. From November 2007 through July 2008, we sold $6,165,000 of securities through a private placement of securities. We will need to generate additional funds in order to execute our business plan, namely, expansion through the set-up of two major eScrap Recycling plants, of which one will be in the Netherlands and one will be in the U.S. We are currently in the process of evaluating our financing needs and exploring all available financing options in order to fully implement our business plan, including, among others, strategic partnerships with other business entities and debt financing. Management is also attempting to secure ongoing revenue relationships for our products.

Should we be unable to develop revenues or obtain necessary financing, we may have to curtail our operations, which may have a material adverse effect on our financial position and results of operations and our ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results may differ from those estimates.

Product Development Costs

Product development costs include expenses incurred by the Company for research, design and development of our proprietary technology and are charged to operations as incurred.

Plastinum incurred research and development expenses of $357,451 and $333,127 for the three months ended June 30, 2008 and 2007, respectively, and $964,389 and $503,343 for the six months ended June 30, 2008 and 2007, respectively. We have incurred research and development expenses of $3,606,503 from April 7, 2003 (date of inception of development stage) through June 30, 2008.

Liquidity

As shown in the accompanying financial statements, we incurred net losses of $2,799,164 and $1,231,744 for the six month periods ended June 30, 2008 and 2007, respectively. For the period from inception of development stage through June 30, 2008, we have accumulated losses of $10,606,763. Consequently, our operations are subject to all risks inherent in the establishment of a new business enterprise.

Loss Per Share

We use SFAS No. 128, “Earnings Per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive. There were 38,749,755 common share equivalents at June 30, 2008 and 28,606,931 at June 30, 2007. For the three and six month periods ended June 30, 2008 and 2007, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.157, Fair Value Measurements (“SFAS 157”).  SFAS 157 defines fair value to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  It establishes a fair value hierarchy and expands disclosures about fair value measurements in both interim and annual periods. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Company adopted SFAS 157 on January 1, 2008 which did not have a material impact on its consolidated financial position and results of operations. The Company also adopted the deferral provisions of the Financial Accounting Standards Board Staff Position No. 157-2, which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities until fiscal years beginning after November 15, 2008.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  SFAS No. 157 also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices for identical assets and liabilities in active markets;

Level 2 — Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable  in active markets; and

Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company designates cash equivalents as Level 1. As of June 30, 2008, and December 31, 2007, the Company did not have any cash equivalents, therefore there were no assets measured at fair value.

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 (“SFAS 159”).  SFAS 159 permits entities to measure eligible assets and liabilities at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company adopted SFAS 159 on January 1, 2008 and did not elect the fair value option which did not have a material impact on its consolidated financial position and results of operations.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141R, Business Combinations, and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements,  an amendment of ARB No. 51.  These new standards significantly change the accounting for and reporting of business combination transactions and noncontrolling interests (previously referred to as minority interests) in consolidated financial statements.  Both standards are effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. These Statements are effective for the Company beginning on January 1, 2009.  The Company is currently evaluating the provisions of FAS 141(R) and FAS 160.

In March 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities,  an amendment of FASB Statement No. 133. This new standard enhances the disclosure requirements related to derivative instruments and hedging activities required by FASB Statement No. 133.  This standard is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company adopted the required provisions of SFAS 161 on January 1, 2008 and the adoption did not have a significant impact on its consolidated financial position and results of operations.

NOTE B - CAPITAL STOCK AND STOCKHOLDER’S EQUITY

We are authorized to issue 250,000,000 shares of common stock with a par value of $.01 per share and 10,000,000 shares of preferred stock with a par value of $.01 per share.

During the six months ended June 30, 2008, 200,000 common stock warrants were exercised on a cashless basis into 38,710 shares of common stock.

During the six months ended June 30, 2008, we issued 21,656 shares of common stock for services valued at $5,390. This amount was included in accrued expenses at December 31, 2007.

On April 18, 2008, we granted an aggregate of 8,400,000 options to purchase our common stock to two employees under our 2006 Long-Term Incentive Plan and pursuant to option agreements entered into with each of them (the “options”). The exercise price for all of the granted options is $0.30 per share, a price that was designated by the Company as reflective of the approximate average sales price of our common stock as reported by the OTC Bulletin Board over the sixty day period prior to the grant date and was not necessarily reflective of the last sale price per share on the grant date itself.

The Options expire on April 18, 2013 and, subject to the grantee thereof remaining in our employ, vest as follows: (a) one-sixth of the Options granted to each of the employees vest on each of the following dates (the “Milestone Attainment Dates”) upon the attainment of each of the following respective milestones (the “ Milestones”): (i) on December 31, 2008, if at least one fully operational factory in The Netherlands capable of processing 15,000 tons of eWaste per year at full capacity has been established, (ii) on December 31, 2009 if at least one fully operational factory in the United States has been established and (iii) on December 31, 2010 if at least four fully operational factories, including the ones contemplated by the preceding clauses (i) and (ii), have been established; provided , however , that the Milestones in clauses (i), (ii) and (iii) above may be adjusted by the compensation committee of our Board of Directors at its discretion at the beginning of the respective calendar year, and (b) on such date as our market capitalization exceeds $300 million and provided that such date occurs on or prior to April 18, 2011, then double the number of Options granted to each of the employees that have already vested and those yet subject to vesting on each Milestone Date that has not yet occurred will become vested.

The options have been valued at $1,732,773 on the grant date using the Black-Scholes model. The assumptions used in the Black-Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 106%, (3) risk-free interest rate of 1.7% - 2.6%, and (4) expected life of 1-3 years. The compensation expense is being recorded over the vesting periods. During the quarter ended June 30, 2008, we have recorded $179,203 of compensation expense related to these options. Compensation cost related to nonvested options of $1,553,570 at June 30, 2008 will be recognized over the next 2.75 years. At June 30, 2008, there was no aggregate intrinsic value of options vested and expected to vest since the exercise price of the options exceeded the market price of our common stock on that date.

On April 18, 2008, we also granted 14,400,000 options to purchase our common stock to Jacques Mot, our president and chief executive officer, under our 2006 Long-Term Incentive Plan and pursuant to an option agreement entered into with him. These options have identical terms to the options described above.

The grant to Mr. Mot was subject to the approval of the holders of a majority of the outstanding shares of our common stock (including the Series B Preferred Stock voting on an “as converted” basis and excluding any shares held by Mr. Mot who shall not be entitled to vote thereon). Such approval was received at our shareholder meeting on July 1, 2008. Therefore the grant date of these options is July 1, 2008 and they will be recorded in the financial statements starting in the third quarter of 2008.

In anticipation of the spinoff transaction described in Note A, NGH amended its existing common stock purchase warrants to permit, at the holder's election, the exercise of the warrants to purchase shares of our common stock or NGH common stock. The Plastinum shares issuable upon exercise of warrants will be issued in the same amounts and for the same exercise price as the warrants for shares of NGH. The total number of NGH warrants exercisable into Plastinum common stock is 16,772,750 at June 30, 2008, with an exercise price of $0.35 per share.

NOTE C - REDEEMABLE PREFERRED STOCK AND WARRANT UNIT OFFERING

We have designated 120,000 shares of preferred stock as Series B Convertible Preferred Stock, which may be issued in one or more sub-series, and have authorized the issuance of 80,000 shares of a sub-series designated as Series B-1 Convertible Preferred Stock. The Series B-1 Preferred Stock is convertible into shares of our Common Stock at an initial conversion price of $0.38 per share, subject to adjustment for customary anti-dilution provisions. Plastinum may, on or after November 1, 2010 and upon at least 30 days notice, redeem the Series B-1 Preferred Stock in full at the purchase price plus any accrued but unpaid dividends, subject to the holder’s conversion rights. Conversely, in the event of a change of control (as defined in the purchase agreement with respect to the Series B-1 Preferred Stock), or at the holder’s option at any time on or after November 1, 2010 and upon 45 days notice from a holder to Plastinum, we are required to redeem the Series B-1 Preferred Stock for the purchase price plus any accrued but unpaid dividends. The Series B-1 Preferred Stock accrues dividends at an annual rate of the Wall Street Journal Prime Rate then in effect, but not less than 8% or greater than 10% per annum, payable quarterly, either in cash or, at our election, shares of our common stock.

During November and December 2007, we sold 21,050 units in a private placement, with each unit consisting of 1 share of our Series B-1 Preferred Stock and approximately 79 common share purchase warrants, at a price of $100 per unit. Each warrant is exercisable for a period of five years, with an exercise price of $0.57. The total purchase price was $2,105,000 and the proceeds to our company, net of expenses, were approximately $1,985,000. Since the Series B-1 convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock, net of discount and accumulated dividends, has been classified as temporary equity on the balance sheet at June 30, 2008 and December 31, 2007.

In accordance with Emerging Issues Task Force (“EITF”) No.00-27, “ Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain Convertible Instruments ”, a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled $208,462 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $308,725 to the Series B-1 preferred shares based upon the difference between the effective conversion price of those shares and the closing price of our common shares on the date of issuance. The assumptions used in the Black Scholes model are as follows:  (1) dividend yield of 0%; (2) expected volatility of 116%, (3) weighted average risk-free interest rate of 4%, and (4) expected life of 1 year as the conversion feature and warrants are immediately exercisable. The expected term of the warrants represents the estimated period of time until exercise and is based on historical experience of similar awards and giving consideration to the contractual terms. The amounts attributable to the warrants and beneficial conversion feature, aggregating $517,187, have been recorded as a discount and deducted from the face value of the preferred stock. Since the preferred stock is classified as temporary equity, we are amortizing the discount over the period from issuance to October 31, 2010 (the initial redemption date) as a charge to additional paid-in capital (since there is a deficit in retained earnings).

During March and April 2008, we sold an additional 14,000 units in a private placement. The total purchase price was $1,400,000. Since the Series B-1 convertible preferred stock may ultimately be redeemable at the option of the holder, the carrying value of the preferred stock, net of discount and accumulated dividends, has been classified as temporary equity on the balance sheet at June 30, 2008.

In accordance with EITF.00-27, a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled $80,238 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $2,281 to the Series B-1 preferred shares based upon the difference between the effective conversion price of those shares and the closing price of our common shares on the dates of issuance. The assumptions used in the Black Scholes model are as follows:  (1) dividend yield of 0%; (2) expected volatility of 106% - 129%, (3) weighted average risk-free interest rate of 1.45% - 1.7%, and (4) expected life of 1 year as the conversion feature and warrants are immediately exercisable. The expected term of the warrants represents the estimated period of time until exercise and is based on historical experience of similar awards and giving consideration to the contractual terms. The amounts attributable to the warrants and beneficial conversion feature, aggregating $82,519, have been recorded as a discount and deducted from the face value of the preferred stock. Since the preferred stock is classified as temporary equity, we are amortizing the discount over the period from issuance to October 31, 2010 (the initial redemption date) as a charge to additional paid-in capital (since there is a deficit in retained earnings).

The charge to additional paid in capital for amortization of discount and costs for the three and six months ended June 30, 2008 was $65,038 and $119,052, respectively.

For the three and six months ended June 30, 2008, we have accrued dividends in the amount of $62,807 and $105,668, respectively. The accrued dividends have been added to the carrying value of the preferred stock and have been charged to additional paid-in capital (since there is a deficit in retained earnings).

NOTE D - RELATED PARTY TRANSACTIONS

On December 3, 2007, the Compensation Committee and the Board of Directors of the Registrant authorized and ratified payment of a base salary of $60,000 per month effective November 1, 2007 to Jacques Mot as compensation for services being provided by him to the Corporation in his capacity as President and Chief Executive Officer of the Corporation. Mr. Mot will be permitted to receive his compensation in the form of shares of the Registrant’s common stock, at Mr. Mot’s sole election and at any time prior to the payment thereof, at a price per share equal to $0.39 (the average closing bid price of the Registrant’s common stock on the Over-the-Counter Bulletin Board during October 2007).

As of June 30, 2008 and December 31, 2007, advances payable to our president aggregated $179,309 and $492,439, respectively. These advances are for working capital purposes. The advances are non interest bearing.

Our president has also purchased $200,000 of our convertible notes, which are convertible into 400,000 shares of our common stock and also received warrants to purchase 400,000 shares of our common stock with an exercise price of $0.50 per share.

NOTE E - SUBSEQUENT EVENTS

During July 2008, we sold an additional 26,600 units of our Series B-1 Preferred Stock for proceeds of $2,660,000 in the private placement described in Note C above.

_______________, 2008

PRELIMINARY PROSPECTUS

2,000,000 Shares

PLASTINUM POLYMER TECHNOLOGIES CORP.

Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:
SEC registration fee	$23
Legal fees and expenses	$15,000
Accounting fees and expenses	$5,000
Printing and engraving expenses	$1,000
Miscellaneous
Total	$21,023

Item 14.  Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors will not be personally liable to our company or our stockholders for monetary damages for breach of their fiduciary duties as directors to the extent permitted by Delaware law.

Our bylaws provide that we must indemnify our directors, officers and employees so long as they act in good faith and are not adjudged liable to the Corporation. Our bylaws also provide for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permit us to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against them in any such capacity, whether or not our bylaws would permit or require such indemnification.

Item 15.  Recent Sales of Unregistered Securities

For each of the following transactions, we relied upon the exemptions from registration provided by Section 4(6) or 4(2) of the Securities Act and Rule 506 promulgated thereunder or Regulation S based upon (i) the fact that each investor was an accredited or sophisticated investor with experience in investing in securities such that it could evaluate merits and risks related  to our securities and/or were non-U.S. investors; (ii) that no general solicitation of the securities was made by us; (iii) the securities issued were “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act; and (iv) we placed appropriate restrictive legends on the certificates representing the securities regarding the restricted nature of these securities.  The securities were issued as follows:

From July 16, 2004 through June 9, 2006, New Generation Holdings, Inc., our parent prior to February 20, 2007 (“NGH”), issued an aggregate of 28,941,570 shares of common stock to non-U.S. citizens or entities pursuant to a private placement conducted by it in reliance on Regulation S under the Securities Act. Pursuant thereto, each purchaser purchased shares of common stock of NGH at a purchase price of $0.10 per share and, in general, received one warrant for the purchase of NGH common stock, exercisable at $0.35 per share, for each share of NGH common stock purchased. Subsequently, in contemplation of the spin-off of Plastinum Polymer Technologies Corp. (“Plastinum”) by NGH, the terms of the warrants were modified to permit their exercise for shares of either NGH common stock or Plastinum common stock, all other terms remaining the same.

On December 7, 2005, we entered into a Debt Exchange Agreement with our president and chief executive officer, Jacques Mot, and NGH pursuant to which NGH issued to Mr. Mot a Convertible Promissory Note in the principal amount of $753,304 representing amounts previously owed to him. The Convertible Promissory Note bore interest at a rate of 10% per annum, was payable on demand and was convertible at the option of Mr. Mot into shares of our Preferred Stock, or into shares of NGH Preferred Stock, subject to stockholder approval of the "spin off" of Plastinum. The conversion rate under the note was $1.507 per share of Preferred Stock (whether ours or NGH’s) and each share of Preferred Stock was convertible into 73 shares of Common Stock subject to adjustment for stock splits, stock dividends or similar transactions. On July 10, 2006, we, Mr. Mot and NGH entered into an Election to Convert and Amendment to Debt Exchange Agreement which amended the original Debt Exchange Agreement and pursuant to which Mr. Mot converted the outstanding principal and accrued interest under the Convertible Promissory Note issued by NGH in the approximate outstanding balance of $796,645 into 528,629.58 shares of NGH Series A Preferred Stock. On February 16, 2007, the Series A Preferred Stock automatically converted into 38,672,076 shares of NGH Common Stock upon the filing of an Amendment to NGH’s Certificate of Incorporation increasing the number of authorized shares of NGH Common Stock to 150,000,000 shares. On February 20, 2007, with the effectiveness of the "spin-off" of Plastinum to NGH stockholders, Mr. Mot also received the same number of shares of common stock of Plastinum (38,672,076).

On July 10, 2006, we entered into a Convertible Loan Agreement with Jacques Mot and Pierangelo Bottinelli (each a non-U.S. resident and non-U.S. citizen), pursuant to which we borrowed $200,000 from Mr. Mot and $300,000 from Mr. Bottinelli in reliance on Regulation S. The loans are convertible into shares of our common stock at a conversion price of $0.50 per share. In addition, Mr. Mot received warrants to purchase 400,000 shares of our common stock and Mr. Bottinelli (and his designees) received warrants to purchase 600,000 shares of our common stock, exercisable for a period of three years at an exercise price of $0.50 per share. On March 14, 2007, the warrants held by Mr. Bottinelli and his designees were exercised, resulting in the issuance of 600,000 shares of our common stock and proceeds to us of $300,000. The recipients of the shares were as follows:

Silvia Albertoli	20,000
Benjamin Zumstein	20,000
Walcon Ltd.	20,000
Fabio Testori	140,000
Pierangelo Bottinelli	400,000

On February 9, 2007, Didier Bodson exercised warrants to purchase and paid for 50,020 shares of our common stock at an exercise price of $0.35 per share, which shares we issued on July 20, 2007 in reliance on Regulation S under the Securities Act.

On March 7, 2007, the following persons or entities were issued warrants (in reliance on Regulation S under the Securities Act) to purchase an aggregate of 1,985,584 shares of either our common stock or NGH common stock at an exercise price of $0.35 per share as follows:

Patrick Hellinckx	231,900
Jan Rasschaert	100,400
Polymer Consulting Limited	801,487
Marc de Ridder	136,950
Volarder Corp.	714,847

On March 9, 2007, Gilberte Dejaeger exercised warrants to purchase and paid for 360,000 shares of our common stock at an exercise price of $0.35 per share, which shares we issued on July 20, 2007 in reliance on Regulation S under the Securities Act.

On April 5, 2007, we issued 95,923 shares of our common stock to Robert Scherne in reliance on Section 4(2) of the Securities Act in connection with Mr. Scherne’s agreement with the Company pursuant to which Mr. Scherne has been retained as Chief Financial Officer of the Company on a consulting basis.

During June 2007, the following persons exercised warrants to purchase and paid for the number of shares of our common stock set forth below at an exercise price of $0.35 per share, which shares were issued on July 20, 2007 in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes:

Carine Mehaudens	48,000
Emiel Vanderstappen	45,000
Geert van der Bruggen	96,000
Gommaire Verbruggen	236,003
Guido Cloetens	50,000
Jan Rasschaert	60,000
Jean Devroe	600,000
Libert Naulaerts	180,000
Luc van Aerschot	78,000
Ludo Oosterhof	84,000
Myriam van Acoleyen	120,000
Rudolf van Eepoel	256,200

During June 2007, the following persons exercised warrants to purchase shares of our common stock on a “net exercise” basis at an exercise price of $0.35 per share, whereby such persons received 0.3 shares of our common stock for each share for which the warrant was exercised. As a result, on July 20, 2007, we issued the following number of shares to such persons in reliance on Regulation S under the Securities Act:

Ghislaine Poedts	4,500
Jean-Pierre Leveugle	4,500
Johan Minner	3,600
Michel Leveugle	3,600
Tahiri Malika Bakkali	7,200
Yannick den Doncker	2,700
Yannick Leveugle	4,500

During July 2007, the following persons exercised warrants to purchase shares of our common stock on a "net exercise" basis at an exercise price of $0.35 per share, whereby such persons received 0.3 shares of our common stock for each share for which the warrant was exercised. As a result, on August 17, 2007, we issued the following number of shares to such persons in reliance on Regulation S under the Securities Act:

Gommaire Verbruggen	206,402
Marc Cypers de Landrecy	13,320
Vera Wouters	15,000
Willy Clement	20,160

During July and August 2007, the following persons exercised warrants to purchase and paid for the number of shares of our common stock set forth below at an exercise price of $0.35 per share, which shares were issued in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes:

Gommaire Verbruggen	209,288
Lombard Odier Darier Hentsch & Cie	870,000

During November 2007, the following persons exercised warrants to purchase shares of our common stock on a "net exercise" basis at an exercise price of $0.35 per share, whereby such persons received 0.1026 shares of our common stock for each share for which the warrant was exercised. As a result, we issued the following number of shares to such persons in reliance on Regulation S under the Securities Act:

Ghuilain Kiekens	3,076
Rudy Vunck	3,076
Adolf Cayet	6,153
Carine Mehaudens	25,846
Tom van Helleputte	6,153
Guy Goditiabois	5,005
Jean Devroe	29,015
Isabelle Matthijs	14,461
Philip Cayet	20,923
Myriam van Acoleyen	20,923
Pierre Cayet	20,923
Victor van Bos	25,179
Almaplus BVBA	48,153

During November 2007, the following persons exercised warrants to purchase and paid for the number of shares of our common stock set forth below at an exercise price of $0.35 per share in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes:

Ignance de Meyer	30,000
Geert van der Bruggen	146,000
Isabelle Matthijs	109,000
Andre de Backer	30,000

During November 2007, we issued the following number of shares of our Series B-1 Convertible Preferred Stock to the following persons for a purchase price of $100.00 per share in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes and towards the establishment of a plant in California:

Bernard Droux	5,000
Lamont Inc.	1,000
Costantiono Tassotti	500
Alberto Scalea	750
Geoerges Bindschedler	1,000
Richard Von Tscharner	3,800
Muriel Rochat	3,000
Periangelo Bottinelli	2,500
Byfelt Company Limited	2,500
Catherine de Tscharner	1,000

Each share of Series B-1 Convertible Preferred Stock is convertible into such number of shares of our common stock as is determined by dividing $100 by the initial conversion price of $0.38 per share (or approximately 263.16 shares of common stock), subject to adjustment as contained in the Certificate of Designation of the Series B-1 Convertible Preferred Stock.

On April 18, 2008, we granted to Jacques Mot, our President and Chief Executive Officer, Nils Berten, our Chief Operating Officer, and another employee, options to purchase the our Common Stock under our 2006 Long-Term Incentive Plan and pursuant to Option Agreements entered into with each of them (the “Options”). The exercise price for all of the granted Options is $0.30 per share, a price that was designated by the Company as reflective of the approximate average sales price of our Common Stock as reported by the OTC Bulletin Board over the sixty day period prior to the grant date and was not necessarily reflective of the last sale price per share on the grant date itself. Mr. Mot was granted 14,400,000 Options, Mr. Berten was granted 6,000,000 Options and the additional employee was granted 2,400,000 Options. The grant to Mr. Mot was subject to the approval of our stockholders as well as the approval of our stockholders to the amendment of the 2006 Long-Term Incentive Plan to increase the number of options authorized to be issued under it. Both approvals were given subsequent to the period covered by this quarterly report at our Annual Stockholders Meeting on July 1, 2008.

On April 28, 2008, we issued 12,000 shares of our Series B-1 Convertible Preferred Stock to Schroder & Co. Banque SA for a purchase price of $100.00 per share in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes and towards the establishment of a plant in the European Union. Each share of Series B-1 Convertible Preferred Stock is convertible into such number of shares of our Common Stock as is determined by dividing $100 by the initial conversion price of $0.38 per share (or an aggregate of 3,157,895 shares of Common Stock), subject to adjustment as contained in the Certificate of Designation of the Series B-1 Convertible Preferred Stock. Schroder & Co. Banque SA also received Warrants, exercisable for a five year period, to purchase 947,368 shares of Common Stock at an initial exercise price of $0.57 per share of Common Stock, subject to adjustment as contained in the Warrant.

On July 29, 2008, we issued an additional 26,600 shares of our Series B-1 Convertible Preferred Stock to Schroder & Co. Banque SA for a purchase price of $100.00 per share in reliance on Regulation S under the Securities Act, the proceeds therefrom to be used for working capital purposes and towards the establishment of a plant in the European Union. Each share of Series B-1 Convertible Preferred Stock is convertible into such number of shares of our Common Stock as is determined by dividing $100 by the initial conversion price of $0.38 per share (or an aggregate of 7,000,000 shares of Common Stock), subject to adjustment as contained in the Certificate of Designation of the Series B-1 Convertible Preferred Stock. Schroder & Co. Banque SA also received Warrants, exercisable for a five year period, to purchase 2,100,000 shares of Common Stock at an initial exercise price of $0.57 per share of Common Stock, subject to adjustment as contained in the Warrant.

Item 16.   Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to the Company’s Form SB-2 filed on April 10, 2007.

3.2	By-laws, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

3.3	Certificate of Designation of Series B-1 Convertible Preferred Stock, incorporated by reference to the Company’s Form 8-K filed on November 8, 2007.

3.4	Certificate of Amendment of Certificate of Designation of Series B-1 Preferred Stock, incorporated by reference to the Company’s Form 8-K filed on March 31, 2008.

3.5
Form of Warrant to Purchase Common Stock issued to purchasers of Series B-1 Convertible Preferred Stock during November 2007, incorporated by reference to the Company’s Form 8-K filed on November 8, 2007.

4.1	Specimen Certificate for Common Stock, incorporated by reference to the Company’s Form 10-KSB filed on March 6, 2007.

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.*

10.1	Form of Warrant and Joinder Agreement, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

10.2	Form of Warrant to Purchase Common Stock issued to certain consultants on March 7, 2007, incorporated by reference to the Company’s Form SB-2 filed on April 10, 2007.

10.3
Debt Exchange Agreement among New Generation Holdings, Inc., Plastinum Polymer Technologies Corp. (f/k/a New Generation Plastic, Inc.) and Jacques Mot dated as of December 7, 2005, incorporated by reference to Amendment No. 1 to the Company’s Form 10-SB filed on September 13, 2006.

10.4	Plastinum Polymer Technologies Corp. 2006 Long Term Incentive Plan, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

10.5
Election to Convert and Amendment to Debt Exchange Agreement among New Generation   Holdings, Inc., Plastinum Polymer Technologies Corp. and Jacques Mot dated July 10, 2006, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

10.6	Convertible Loan Agreement between Plastinum Polymer Technologies Corp., Mr. Mot and Mr. Bottinelli dated July 10, 2006, incorporated by reference to the Company’s Form 10-SB filed on July 12, 2006.

10.7
Advisory Agreement between New Generation Holdings, Inc., Plastinum and Valley Road Capital dated July 10, 2006 which has been assigned to Plastinum, incorporated by reference to Amendment No. 1 to the Company’s Form 10-SB filed on September 13, 2006.

10.8
Form of Securities Purchase Agreement entered into during November 2007 among the Company and the purchasers of the Company’s Series B-1 Convertible Preferred Stock, incorporated by reference to the Company’s Form 8-K filed on November 8, 2007.

10.9
Form of Registration Rights Agreement entered into during November 2007 among the Company and the purchasers of the Company’s Series B-1 Convertible Preferred Stock, incorporated by reference to the Company’s Form 8-K filed on November 8, 2007.

10.10	Employment Agreement between the Company and Nils Berten, effective January 7, 2008, incorporated by reference to the Company’s Form 8-K filed on January 8, 2008.

10.11	Stock Option Grant Agreement between the Company and Jacques Mot, dated April 18, 2008, incorporated by reference to the Company’s Form 10-Q filed on May 15, 2008.

10.12	Stock Option Grant Agreement between the Company and Nils Berten, dated April 18, 2008, incorporated by reference to the Company’s Form 10-Q filed on May 15, 2008.

21.1	Subsidiaries of the Registrant, incorporated by reference to the Company’s Form SB-2 filed on April 10, 2007.

23.1	Consent of RBSM LLP.*

24.1	Powers of Attorney (included in signature page to this Registration Statement).

* Filed herewith

Item 17.  Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant to the provisions referenced in Item 14 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in the primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser;

(5) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(6) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 23, 2008.

PLASTINUM POLYMER TECHNOLOGIES CORP.

By:	/s/ Jacques Mot
Jacques Mot
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Jacques Mot as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Jacques Mot	Chief Executive Officer, President and Director (Principal Executive Officer)	October 23, 2008
Jacques Mot

/s/ Robert Scherne	Chief Financial Officer (Principal Financial and Accounting Officer)	October 23, 2008
Robert Scherne

/s/ Marcel Rokegem	Director	October 23, 2008
Marcel Rokegem

/s/ Pierre Kladny	Director	October 23, 2008
Pierre Kladny

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.

23.1	Consent of RBSM LLP.

24.1	Powers of Attorney (included in signature page to this Registration Statement).